UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PAETEC Holding Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PAETEC HOLDING CORP.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 9, 2009

To our stockholders:

PAETEC Holding Corp. (“PAETEC”) will hold its 2009 annual meeting of stockholders on Tuesday, June 9, 2009, at 9:30 a.m., Eastern Time, at The Brookwood Inn, 800 Pittsford-Victor Road, Pittsford, New York. At the annual meeting, holders of PAETEC common stock will be asked to:

1.	consider and vote upon a proposal to elect as directors of PAETEC the four nominees specified in the accompanying proxy statement; and

2.	consider and take action upon any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

Only holders of record of shares of PAETEC common stock at the close of business on April 15, 2009, which is the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting and any adjournments or postponements of the annual meeting.

All stockholders are cordially invited to attend this meeting. You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting.

Your vote is important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by telephone or Internet, or by completing, signing and returning by mail a proxy card (if you received one). Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you decide to attend.

By order of the board of directors,

Mary K. O’Connell
Secretary

Dated:    April 29, 2009

PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING IN YOUR NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR IN YOUR PROXY CARD (IF YOU RECEIVED ONE). IF YOU HAVE QUESTIONS ABOUT THE PROPOSAL OR ABOUT VOTING YOUR SHARES, PLEASE CALL INVESTOR RELATIONS TOLL-FREE AT (866) 269-1663.

PAETEC HOLDING CORP.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

Annual Meeting of Stockholders

June 9, 2009

PROXY STATEMENT

GENERAL INFORMATION

PAETEC Holding Corp. is furnishing this proxy statement in connection with the solicitation of proxies by our board of directors for use at PAETEC’s 2009 annual meeting of stockholders to be held at The Brookwood Inn, 800 Pittsford-Victor Road, Pittsford, New York on Tuesday, June 9, 2009, at 9:30 a.m., Eastern Time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

Unless the context indicates otherwise, the terms “PAETEC” and “PAETEC Holding” in this proxy statement refer to PAETEC Holding Corp.

Important Notice Regarding Availability of Proxy Materials

Under the rules of the Securities and Exchange Commission, we are furnishing proxy materials to our stockholders on the Internet, rather than mailing to each stockholder paper copies of the materials (including, for this purpose, our 2008 annual report on Form 10-K, which serves as our 2008 annual report to stockholders). As a result, unless you previously elected to receive paper copies of these materials or request them this year, you will not receive paper copies of the materials. We are sending to our stockholders of record (other than those that previously elected to receive paper copies) a Notice of Internet Availability of Proxy Materials, which we refer to as the “Notice,” and which will instruct you on how you may access and review the proxy materials over the Internet. The Notice also will instruct you on how you may vote your shares by telephone or over the Internet. Brokerage firms and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 29, 2009.

This proxy statement and our 2008 annual report to stockholders are available at www.amstock.com/proxyservices/viewmaterials.asp?CoNumber=25443. Our form of proxy card and Notice are also available on this web site.

Proxy Solicitation

PAETEC is soliciting proxies for the annual meeting from PAETEC’s stockholders. We will pay the cost of this proxy solicitation. In addition to the mailing of the Notice and proxy solicitation materials, our directors, officers and employees, who will not receive any additional compensation for their services, may solicit proxies personally, electronically or by telephone. We also have made arrangements with brokerage firms, banks, custodians, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. We will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such materials.

A list of stockholders entitled to vote at the annual meeting will be open for examination by any PAETEC stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at PAETEC’s principal executive offices at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, and at the time and place of the meeting during the entire time of the meeting.

Voting and Revocability of Proxies

Who May Vote. The PAETEC board of directors has fixed the close of business on April 15, 2009 as the record date for the annual meeting. Only holders of record of shares of PAETEC common stock at the close of business on the record date are entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement of the annual meeting. Each stockholder is entitled to one vote at the annual meeting for each share of PAETEC common stock held by the stockholder at the close of business on the record date.

Difference Between a Stockholder of Record and a “Street Name” Holder. If your shares are registered with our transfer agent and registrar in your name, you are a stockholder of record with respect to those shares.

If your shares are held for you in a brokerage, bank or other institutional account, then the broker, bank or other institution is considered to be the stockholder of record with respect to those shares. However, you are still considered the beneficial owner of those shares, which are said to be held in “street name.” Street name holders generally may not submit a proxy or vote their shares directly and must instead instruct the bank, broker or other institutional holder how to vote their shares using the methods described below.

Voting Procedure

You may vote by attending the annual meeting and voting in person or you may vote by submitting a proxy over the Internet or by telephone or mail. The method of voting by proxy differs depending on (1) whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) whether your shares are held by you as a record holder or your shares are held in “street name.”

Voting by Internet, Telephone or Mail. If you hold your shares as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the web site referred to in the Notice previously mailed to you. You may request a paper copy of the proxy statement and proxy card by following the instructions on the Notice.

If you hold your shares as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card that was included with the proxy statement, or you may vote by completing, dating and signing the proxy card and promptly returning it in the pre-addressed, postage-paid envelope provided to you.

If you hold your shares in street name, you will receive a Notice from your broker, bank or other institution holding the shares that includes instructions on how to vote your shares. Your broker, bank or other institution will allow you to deliver your voting instructions over the Internet and also may permit you to submit your voting instructions by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker or other record holder by following the instructions on the Notice it has provided to you.

Stockholders who submit a proxy over the Internet should be aware that they may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers, and that these costs must be borne by the stockholder. Stockholders who submit a proxy over the Internet or by telephone need not return a proxy card or the form forwarded to them by their broker or bank by mail.

Voting in Person at the Annual Meeting. All stockholders of record may vote in person at the meeting. Attending the annual meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s vote through a proxy card submitted by mail.

Street name holders may vote in person at the meeting if they have a legal proxy. You will need to ask your broker or bank for a legal proxy and bring the legal proxy with you to the meeting. You will not be able to vote your shares at the meeting without a legal proxy. If you request a legal proxy, any previously executed proxy will be revoked, and your vote will not be counted unless you appear at the meeting and vote in person or legally appoint another proxy to vote on your behalf.

Changing Your Vote. If you hold your shares as a record holder and submit a proxy, you may revoke that proxy at any time before it is voted at the annual meeting. Stockholders of record may revoke a proxy prior to the annual meeting by (1) delivering a written notice of revocation to the attention of the Secretary of PAETEC at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, (2) duly submitting a later-dated proxy over the Internet, by mail, or by telephone or (3) attending the annual meeting in person and voting in person.

If your shares are held in the name of a broker, bank or other institution, you may change your voting instructions by following the instructions of your broker, bank or other record holder.

If You Receive More Than One Notice or Proxy Card. If you receive more than one Notice or proxy card, you hold shares that are registered in more than one account. To ensure that all of your shares are voted, submit one proxy for each Notice or proxy card that you receive.

Assistance With Voting. If you need assistance in completing your proxy card or have questions regarding the various voting options with respect to the annual meeting, please call Investor Relations toll-free at (866) 269-1663.

Attendance at the Annual Meeting

You must bring with you a valid personal photo identification card, such as a driver’s license or passport, in order to be admitted to the annual meeting. The purpose of this requirement is to help us verify that you are a stockholder of PAETEC.

Shares Represented by a Proxy

Shares represented by a properly executed proxy, if the proxy is received in time and is not revoked, will be voted at the annual meeting in accordance with the instructions indicated in the proxy. If no instructions are indicated, such shares will be voted “FOR” approval of each proposal listed on the proxy. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit PAETEC to solicit additional proxies in favor of any proposal, the persons named in the proxy will vote on such matter in their own discretion.

Shares Outstanding, Quorum and Vote Required

As of April 15, 2009, there were 140,582,999 shares of PAETEC common stock outstanding and entitled to vote at the annual meeting. The holders of a majority of the shares of PAETEC common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspector of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

Assuming a quorum is present at the annual meeting, election of the four nominees to the board of directors in accordance with Proposal 1 will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers. A “broker non-vote” occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Recommendation of the Board of Directors

The PAETEC board of directors unanimously recommends that PAETEC stockholders vote “FOR” the election of each nominee to the board of directors.

Annual Report to Stockholders and Other Materials

The Notice of Internet Availability of Proxy Materials, notice of annual meeting, this proxy statement and PAETEC’s annual report on Form 10-K for the 2008 fiscal year, which will constitute PAETEC’s annual report to stockholders for 2008, have been made available to all stockholders entitled to notice of, and to vote at, the annual meeting. You may request a paper or electronic copy of these materials by following the directions on the Notice or by writing to PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, Attention: Secretary.

PAETEC is required to file an annual report on Form 10-K for the 2008 fiscal year, which we refer to as our “2008 Form 10-K,” with the SEC. Stockholders may obtain, free of charge, a copy of the 2008 Form 10-K, without exhibits, by writing to PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, Attention: Secretary. The 2008 Form 10-K is also available through PAETEC’s web site at www.paetec.com. The 2008 Form 10-K is not considered proxy soliciting material.

SECURITY OWNERSHIP

The following table presents information regarding the beneficial ownership of PAETEC common stock as of April 15, 2009 by:

•	each of PAETEC’s directors;

•	each director nominee;

•	PAETEC’s Chief Executive Officer, its Chief Financial Officer and the other executive officers named in the 2008 Summary Compensation Table under “Executive Compensation”;

•	all directors and executive officers of PAETEC as a group; and

•	each person known by PAETEC to own beneficially more than 5% of PAETEC’s common stock.

The following information has been presented in accordance with SEC rules and is not necessarily indicative of beneficial ownership for any other purpose. Under SEC rules, beneficial ownership of a class of capital stock as of any date includes any shares of that class as to which a person, directly or indirectly, has or shares voting power or investment power as of that date and also any shares as to which a person has the right to acquire sole or shared voting or investment power as of or within 60 days after that date through the exercise of any stock option, warrant or other right, without regard to whether the right expires before the end of the 60-day period or continues thereafter. If two or more persons share voting power or investment power with respect to specific securities, all of those persons may be deemed to be the beneficial owners of the securities. Information with respect to persons other than the holders listed in the table below that share beneficial ownership with respect to the securities shown is set forth following the table.

For information concerning ownership by some of the executive officers of options or other rights that are not required to be reflected in the following beneficial ownership table, see “Executive Compensation.”

As of April 15, 2009, there were 140,582,999 shares of PAETEC common stock outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Executive Officers, Directors and Director Nominees:
Richard T. Aab	8,640,761	6.1
Edward J. Butler, Jr.	1,278,730	*
Arunas A. Chesonis	8,968,121	6.3
Shelley Diamond	—	—
H. Russell Frisby, Jr.	64,194	*
Tansukh V. Ganatra	2,387,429	1.7
Michael C. Mac Donald	41,666	*
William R. McDermott	35,764	*
Robert D. Moore, Jr.	403,203	*
Charles E. Sieving	—	—
Alex Stadler	83,300	*
Keith M. Wilson	1,667,548	1.2
Laurie Zaucha	8,000	*
Mark Zupan	97,959	*
All directors and executive officers as a group (16 persons)	23,963,812	16.3
Other Stockholders:
Columbia Wanger Asset Management, L.P.	10,988,000	7.8
FMR LLC	17,952,107	12.8
Wayzata Investment Partners LLC	12,380,643	8.8
Wells Fargo & Company	7,717,887	5.5

*	Represents beneficial ownership of less than 1%.

The percentage of beneficial ownership as to any person as of a particular date is calculated by dividing the number of shares beneficially owned by the person, which includes the number of shares as to which the person has the right to acquire voting or investment power as of or within 60 days after such date, by the sum of the number of shares outstanding as of the date plus the number of shares as to which the person has the right to acquire voting or investment power as of or within 60 days after such date. Consequently, the denominator for calculating beneficial ownership percentages may be different for each beneficial owner.

The information concerning Mr. Aab is based on PAETEC’s records and on information filed with the SEC on Schedule 13D/A on June 4, 2007. Mr. Aab reports that the shares of common stock shown as beneficially owned by him include shares held by Melrich Associates, L.P., for which Mr. Aab and his wife are the sole general partners and share voting and investment power, and 792,139 shares issuable upon the exercise of stock options and warrants that are exercisable as of or within 60 days after April 15, 2009. Mr. Aab’s address is c/o PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450.

The shares of common stock shown as beneficially owned by Mr. Butler include 1,211,230 shares issuable upon exercise of stock options and vesting of restricted stock units that are exercisable or vest as of or within 60 days after April 15, 2009.

The information concerning Mr. Chesonis is based on PAETEC’s records and on information filed with the SEC on Schedule 13D/A on September 20, 2007. The shares of common stock shown as beneficially owned by Mr. Chesonis include 1,494,835 shares issuable upon exercise of stock options and vesting of restricted stock units that are exercisable or vest as of or within 60 days after April 15, 2009. Mr. Chesonis’s address is c/o PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450.

The shares of common stock shown as beneficially owned by Mr. Frisby include 62,528 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 15, 2009.

The shares of common stock shown as beneficially owned by Mr. Ganatra include 342,500 shares as to which Mr. Ganatra has sole voting and investment power through a stock control agreement with his son, 235,000 shares as to which Mr. Ganatra has sole voting and investment power through a stock control agreement with his wife, 1,700,000 shares held in charitable remainder trusts for which Mr. Ganatra has sole voting and investment power and 2,333 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 15, 2009.

The shares of common stock shown as beneficially owned by Mr. Mac Donald include 26,666 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 15, 2009.

The shares of common stock shown as beneficially owned by Mr. McDermott include 33,098 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 15, 2009.

The shares of common stock shown as beneficially owned by Mr. Moore include 391,588 shares issuable upon the exercise of stock options and vesting of restricted stock units that are exercisable or vest as of or within 60 days after April 15, 2009.

The information concerning Mr. Sieving is based on PAETEC’s records as of the termination of his employment on November 14, 2008.

The shares of common stock shown as beneficially owned by Mr. Stadler include 83,300 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 15, 2009.

The shares of common stock shown as beneficially owned by Mr. Wilson include 1,650,448 shares issuable upon the exercise of stock options and vesting of restricted stock units that are exercisable or vest as of or within 60 days after April 15, 2009.

The shares of common stock shown as beneficially owned by Ms. Zaucha include 8,000 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 15, 2009.

The shares of common stock shown as beneficially owned by Mr. Zupan include 94,626 shares issuable upon the exercise of stock options that are exercisable as of or within 60 days after April 15, 2009.

The shares of common stock shown as beneficially owned by all directors and executive officers as a group include 6,114,329 shares issuable upon the exercise of stock options and warrants and vesting of restricted stock units that are exercisable or vest as of or within 60 days after April 15, 2009.

The information concerning Columbia Wanger Asset Management, L.P. is based on information filed with the SEC on Schedule 13G on February 5, 2009. Columbia Wanger Asset Management, L.P. reports that it has sole dispositive power over all of the shares shown and sole voting power over 9,950,000 of the shares shown. The shares shown include shares held by Columbia Acorn Trust, a Massachusetts business trust advised by the reporting person. Columbia Wanger Asset Management, L.P.’s address is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

The information concerning FMR LLC, or “FMR,” is based on information filed with the SEC on Schedule 13G/A on February 17, 2009. FMR reports that the shares of common stock shown as beneficially owned by it include 15,917,955 shares beneficially owned by Fidelity Management & Research Company, or “Fidelity,” a wholly-owned subsidiary of FMR, as a result of Fidelity’s service as investment adviser to various investment companies. Edward C. Johnson, III, the Chairman of FMR, and FMR, through its control of Fidelity and the unnamed Fidelity investment companies, each has sole power to dispose of the shares owned by the investment companies. Members of the family of Mr. Johnson are the principal owners of FMR and may be deemed to be a controlling group with respect to FMR for purposes of the Investment Company Act of 1940. Neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares owned directly by any investment company, which power resides with such investment company’s board of trustees. Pyramis Global Advisors Trust Company, an indirect, wholly-owned subsidiary of FMR, is the beneficial owner of 2,034,152 shares of common stock as a result of its service as investment manager of institutional accounts owning such shares. Mr. Johnson and FMR each has sole dispositive power over 2,034,152 shares of common stock and sole power to vote or direct the voting of 1,403,940 shares of common stock owned by institutional accounts managed by Pyramis Global Advisors Trust Company. FMR’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

The information concerning Wayzata Investment Partners LLC, or “Wayzata,” is based on information filed with the SEC on Schedule 13G on January 23, 2009. Wayzata serves as an investment adviser to Wayland Distressed Opportunities Fund I-B, LLC, Wayland Distressed Opportunities Fund I-C, LLC, Wayzata Opportunities Fund, LLC and Wayzata Opportunities Fund Offshore, L.P. Wayzata and Patrick J. Halloran, an individual who serves as the managing member of Wayzata, report having shared voting and dispositive power over the shares shown. Wayzata and Mr. Halloran disclaim beneficial ownership of the shares owned by the funds which they manage. The address for Wayzata and Mr. Halloran is 701 East Lake Street, Suite 300, Wayzata, Minnesota 55391.

The information concerning Wells Fargo & Company is based on information filed with the SEC on Schedule 13G on January 29, 2009 on behalf of Wells Fargo & Company and of its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association, Wachovia Securities, LLC and Wachovia Bank, National Association. Wells Fargo & Company reports that, of the shares shown, it has sole dispositive power over 6,581,949 shares, shared dispositive power over 112,013 shares and sole voting power over 6,064,790 shares. Wells Fargo & Company’s address is 420 Montgomery Street, San Francisco, California 94163.

ELECTION OF DIRECTORS

(Proposal 1)

Nominees for Election as Directors

The stockholders of PAETEC are asked to consider and vote upon a proposal to elect four nominees to PAETEC’s board of directors.

PAETEC’s certificate of incorporation provides that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting with respect to the Class III directors, at the annual meeting of stockholders in 2010 with respect to the Class I directors and at the annual meeting of stockholders in 2011 with respect to the Class II directors. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

PAETEC’s board of directors has nominated Arunas A. Chesonis, Richard T. Aab, Alex Stadler and Keith M. Wilson for election as Class III directors, with a three-year term that will expire at the annual meeting of stockholders in 2012. Each of the four nominees currently serves as a Class III director. Mr. Stadler was appointed to the board of directors in 2008 and nominated for election at the annual meeting in accordance with the board membership agreement described below. The foregoing nominations were recommended and approved by a majority of PAETEC’s directors who qualify as independent directors under the Marketplace Rules of The NASDAQ Stock Market LLC, on which PAETEC’s common stock is listed.

Approval of Nominees

Assuming a quorum is present at the annual meeting, election of the four nominees to the board of directors will require a plurality of the votes cast of the shares present in person or represented by proxy at the annual meeting. Votes may be cast in favor of or withheld with respect to any or all of the nominees. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy for the election of each of the nominees. If any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may nominate in accordance with PAETEC’s bylaws. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The PAETEC board of directors unanimously recommends that PAETEC stockholders vote “FOR” the election of each nominee to the board of directors.

Information Regarding Nominees and Continuing Directors

The following presents information as of April 15, 2009 concerning each nominee for election at the annual meeting and each director continuing in office after the annual meeting.

Nominees for Election as Class III Directors With Three-Year Terms

to Expire in 2012

Name	Age	Director Since
Arunas A. Chesonis	46	2006
Richard T. Aab	60	2007
Alex Stadler	58	2008
Keith M. Wilson	42	2006

Arunas A. Chesonis has served as Chairman of the Board, President and Chief Executive Officer of PAETEC Holding since August 2006. Mr. Chesonis has served as Chairman of the Board, President and Chief Executive Officer of PAETEC Holding’s predecessor company, PAETEC Corp., of which he was the founder, since its formation in May 1998 and as Chairman of the Board, President and Chief Executive Officer of its principal operating subsidiary, PaeTec Communications, Inc., since July 1998. Mr. Chesonis was appointed as President of

ACC Corp., an international telecommunications company in Rochester, New York, in February 1994 and was elected to its board of directors in October 1994. Mr. Chesonis joined ACC in May 1987 as Vice President of Operations for the U.S. business unit and was named President of ACC Long Distance Corp. in January 1989. Mr. Chesonis also served as President of ACC’s Canadian operations and Managing Director of ACC’s U.K. enterprise. Before he joined ACC, Mr. Chesonis held several positions within Rochester Telephone Corporation, now known as Frontier Communications Corporation, a subsidiary of Citizens Communications Company.

Richard T. Aab has served as Vice Chairman of the Board of PAETEC Holding since February 2007. Mr. Aab co-founded US LEC Corp., a competitive communications provider, in June 1996 and served as its Chairman of the Board from June 1996 to February 2007, when US LEC completed its combination by merger with PAETEC Corp. In 1982, Mr. Aab co-founded ACC Corp. Between 1982 and 1997, he held various positions with ACC, including Chairman of the Board, Chief Executive Officer, President and director. Also during that period, he served as Chairman and director of ACC’s international subsidiaries in Canada, ACC TelEnterprises, Ltd., and the United Kingdom, ACC Long Distance UK Ltd. Mr. Aab is a member of the boards of trustees of the University of Rochester, the University of Rochester Medical Center and Rochester Institute of Technology, and is a director of several corporate businesses, including E-chx, Inc., a nationwide payroll processing company, of which he serves as Chairman.

Alex Stadler has served as a director of PAETEC Holding since June 2008. Mr. Stadler previously served on the board of directors of McLeodUSA Incorporated, a competitive communications provider, from January 2006 until its acquisition by PAETEC Holding on February 8, 2008. From 1999 until 2002, he served as Chief Executive Officer of Riodata NV, a data services carrier specializing in private network and Internet access and connectivity for medium-sized companies. Before his service in that position, Mr. Stadler served as Chief Operating Officer of Otelo Communications, a competitive local exchange carrier, and as Chief Executive Officer of RWE Telliance AG, a German telecommunications company. Mr. Stadler joined GTE Corporation in 1977, and from 1985 to 1996 served in a variety of senior management positions at GTE’s cellular and telephone subsidiaries and as GTE’s head of mergers and acquisitions. Since 2002, Mr. Stadler has pursued private interests. Mr. Stadler started his career as an Economist at the Reserve Bank of Rhodesia.

Keith M. Wilson has served as a director and as Executive Vice President and Chief Financial Officer of PAETEC Holding since August 2006. Mr. Wilson has served as Executive Vice President and Chief Financial Officer of PAETEC Corp. and PaeTec Communications, Inc. since January 2001, and as a director of PAETEC Corp. since March 2006. From June 1999 until January 2001, Mr. Wilson served as Vice President and head of the Telecommunications Finance Group at Union Bank of California, where he focused on sourcing and providing capital for telecommunications services companies in the wireline, wireless and data services markets. From March 1998 until May 1999, Mr. Wilson was a Vice President of Merchant Banking and head of Syndicated Finance for First Dominion Capital, based in New York. Mr. Wilson also held positions with NationsBank from September 1996 until March 1998, Bank of Boston and Fleet Bank. Mr. Wilson serves on the board of directors of the Rochester Philharmonic Orchestra.

Class I Directors Whose Terms Expire in 2010

Name	Age	Director Since
Shelley Diamond	55	2009
H. Russell Frisby	58	2007
Michael C. Mac Donald	56	2007

Shelley Diamond was appointed to the PAETEC Holding board of directors on March 6, 2009. She has served since 2007 as the Managing Director of the New York office of Young and Rubicam, an advertising agency. In this role, she leads the day-to-day operations of the agency, formulating and implementing strategic direction, attracting talent, expanding the office’s new media and digital capabilities, and cultivating new business from both existing and new clients. Ms. Diamond has served in various roles at Young and Rubicam since 1991, and before assuming her current position had been Director of Client Services since 2001. Before joining Young and Rubicam, Ms. Diamond held various positions at Ted Bates Advertising, at Grey Advertising and at Foote Cone and Belding, an advertising agency. Ms. Diamond also serves on the boards of SIFE (Students in Free Enterprise) and AUP (Academy of Urban Planning).

H. Russell Frisby, Jr. has served as a director of PAETEC Holding since February 2007 and as a director of PAETEC Corp. since January 2007. Mr. Frisby has been the partner-in-charge of the Telecom Group of Fleischman and Harding LLP, a law firm, since March 2006, when he joined the firm. Mr. Frisby’s legal practice focuses on regulatory and corporate matters affecting entities in the communications, energy and technology areas, and for over 20 years he has represented clients in a wide variety of proceedings before the Federal Communications Commission, state utility commissions and federal courts. Before joining Fleischman and Harding, Mr. Frisby was a partner with the international law firm of Kirkpatrick & Lockhart Nicholson Graham LLP beginning in April 2005. From February 1998 to March 2005, Mr. Frisby was the President, Chief Executive Officer and Acting Chief Legal Officer of the Competitive Telecommunications Association (CompTel). Before his service in that position, he served as Chairman of the Maryland Public Service Commission.

Michael C. Mac Donald has served as a director of PAETEC Holding since February 2007. Mr. Mac Donald served as a director of US LEC from April 2003 to February 2007. Mr. Mac Donald has held various sales and marketing positions with Xerox Corporation, a provider of document management technology and services, since joining that company in 1977. Mr. Mac Donald currently serves as Senior Vice President, Operational Effectiveness for Xerox Corporation. He was named to this position in September 2008 and leads a corporate initiative to review the company’s core functions, including marketing, learning, human resources and other key areas. Mr. Mac Donald previously served as President, Xerox Marketing Operations, responsible for corporate marketing, xerox.com, advertising, brand, public relations and corporate communications. Before his service in this role, he served as President, Marketing & Global Accounts, and as President, North American Solutions Group. He has also served as that group’s Senior Vice President of Marketing and chief of staff. Mr. Mac Donald is a director of Medifast, Inc. and of the Jimmy V Foundation.

Class II Directors Whose Terms Expire in 2011

Name	Age	Director Since
Tansukh V. Ganatra	65	2007
William R. McDermott	47	2007
Mark Zupan	49	2007

Tansukh V. Ganatra has served as a director of PAETEC Holding since February 2007. Mr. Ganatra co-founded US LEC in June 1996, served as a director of US LEC from June 1996 to February 2007 and served as interim Chief Executive Officer of US LEC from November 2006 to February 2007. He served as Chief Executive Officer and Vice Chairman of the board of directors of US LEC from July 1999 until his retirement in December 2001. Mr. Ganatra also served as President and Chief Operating Officer of US LEC from June 1996 until July 1999. From 1987 to 1997, Mr. Ganatra held various positions with ACC Corp., including service as its President and Chief Operating Officer. Before joining ACC, Mr. Ganatra held various positions during a 19-year career with Rochester Telephone Corporation, now known as Frontier Communications Corporation, a subsidiary of Citizens Communications Company, culminating with the position of Director of Network Engineering.

William R. McDermott has served as a director of PAETEC Holding since February 2007 and as a director of PAETEC Corp. since March 2004. Mr. McDermott is the President and Chief Executive Officer of SAP America, Inc., a subsidiary of SAP AG, a provider of business software solutions. Mr. McDermott serves on the board of directors of the Welfare to Work Partnership, a non-partisan, Washington, D.C.-based organization. Before joining SAP, Mr. McDermott served as the Executive Vice President, Worldwide Sales Operations of Siebel Systems, a business software provider, as President of Gartner, Inc., a provider of research and analysis on the information technology industry, and on the boards of directors of two subsidiaries of Xerox Corporation. Mr. McDermott is also a director of Under Armour, Inc. and Ansys, Inc.

Mark Zupan has served as a director of PAETEC Holding since February 2007 and as a director of PAETEC Corp. since May 2006. Mr. Zupan is dean of the William E. Simon Graduate School of Business Administration at the University of Rochester, a position which he has held on a full-time basis since January 1, 2004. Mr. Zupan previously served as dean and professor of economics at the University of Arizona’s Eller College of Management from 1997 to 2003. Before his University of Arizona appointment, Mr. Zupan taught at the University of Southern California’s Marshall School of Business, where he also served as associate dean of master degree programs. He was a teaching fellow in Harvard University’s Department of Economics while pursuing his doctoral studies at the Massachusetts Institute of Technology, and has been a visiting faculty member at the Amos Tuck School of Business Administration at Dartmouth College. Mr. Zupan is also a director of Constellation Brands, Inc.

Board of Directors and Committees of the Board

Size and Composition of Board of Directors. The size of our board of directors is determined by resolution of the board of directors, subject to requirements of PAETEC’s certificate of incorporation and bylaws described below. As of the date of this proxy statement, the board of directors had ten members. The authorized number of directors was increased from nine to ten directors in February 2008 in connection with the completion of the business combination between PAETEC and McLeodUSA Incorporated on that date.

Under our certificate of incorporation and bylaws, the number of directors constituting the entire board of directors may not be less than four nor more than 15 directors, except that, under the bylaws, until February 28, 2010, which is the third anniversary of the merger date for the combination of PAETEC Corp. and US LEC Corp., which we refer to as the “US LEC merger”:

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the number of “continuing PAETEC directors” serving on the PAETEC Holding board of directors will be maintained at six and the number of “continuing US LEC directors” (each as defined below) serving on the PAETEC Holding board of directors will be maintained at three;

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all vacancies on the PAETEC Holding board of directors created by the cessation of service of a continuing PAETEC director for any reason will be filled by a nominee designated to the PAETEC Holding board of directors by the continuing PAETEC directors committee; and

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all vacancies on the PAETEC Holding board of directors created by the cessation of service of a continuing US LEC director for any reason will be filled by a nominee designated to the PAETEC Holding board of directors by the continuing US LEC directors committee.

The terms “continuing PAETEC directors” and “continuing US LEC directors” for these purposes mean, respectively, the directors of PAETEC Corp. or US LEC who were appointed or designated to serve as directors of PAETEC Holding as set forth in the US LEC merger agreement and any other directors of PAETEC Holding who take office after the date of the US LEC merger agreement and before February 28, 2010 who are nominated or designated to the PAETEC Holding board of directors by the continuing PAETEC directors committee or the continuing US LEC directors committee, as applicable. Currently, the continuing PAETEC directors are Ms. Diamond and Messrs. Chesonis, Frisby, McDermott, Wilson and Zupan and the continuing US LEC directors are Messrs. Aab, Ganatra and Mac Donald.

Until February 28, 2010, any amendments relating to the foregoing PAETEC Holding board representation rights of the continuing PAETEC directors and continuing US LEC directors or any increase in the number of directors that constitute the full PAETEC Holding board of directors that are (1) made by the PAETEC Holding board of directors will require, in addition to any other requirements provided for in the PAETEC Holding certificate of incorporation, the approval of the continuing PAETEC directors committee and the continuing US LEC directors committee or (2) made by the PAETEC Holding stockholders will require, in addition to any other requirements provided for in the certificate of incorporation, the affirmative vote of the holders of at least 75% in voting power of PAETEC Holding’s outstanding capital stock entitled to vote for an election of directors, voting together as a single class.

The certificate of incorporation provides that during any period in which the holders of any series of preferred stock have the right to elect additional directors as provided by law or the certificate of incorporation, the then otherwise total authorized number of directors of PAETEC automatically will be increased by the additional number of directors, and the holders of the preferred stock will be entitled to elect such additional directors. PAETEC has not issued any preferred stock as of the date of this proxy statement.

Classification of Board of Directors. Our certificate of incorporation provides that the PAETEC board of directors is to be divided into three classes of directors, other than directors who may be elected exclusively by holders of any outstanding series of preferred stock. The three classes, which are required to be as nearly equal in number as possible, are designated Class I, Class II and Class III. As a result, approximately one-third of the board of directors is elected each year. At this annual meeting of stockholders, the term of the Class III directors will expire and the Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

Board Membership Agreement. In connection with the completion on February 8, 2008 of PAETEC’s business combination by merger with McLeodUSA Incorporated, or “McLeodUSA,” PAETEC entered into a board membership agreement, dated as of February 8, 2008, which it amended as of March 10, 2008, with former stockholders of McLeodUSA consisting of investment funds managed by Wayzata Investment Partners LLC, which we refer to as the “Wayzata funds,” and investment funds and entities advised by Fidelity Management & Research Company and its affiliates, which we refer to as the “Fidelity funds.” The board membership agreement contains the following provisions relating to our board of directors:

Board Representation Rights of Wayzata Funds. The Wayzata funds have the right to designate to PAETEC one representative for appointment or nomination for election to our board of directors, initially as a Class III director with a term of service expiring at this annual meeting of stockholders. For so long as the Wayzata funds are permitted to designate a representative, PAETEC agrees to take such action as may be necessary to cause the designee to be appointed or nominated for election by PAETEC’s stockholders as a member of PAETEC’s board of directors. In February 2008, effective as of the completion of our acquisition of McLeodUSA, which we refer to as the “McLeodUSA merger,” our board of directors approved an increase in the size of the board of directors from nine authorized members to ten authorized members. In June 2008, the board of directors appointed Alex Stadler to serve as the director representative of the Wayzata funds upon his designation under the board membership agreement. If a vacancy is created at any time by the death, disability, retirement, resignation or removal of a director designated by the Wayzata funds for appointment or nomination for election to PAETEC’s board, the Wayzata funds will have the right to designate a replacement representative reasonably acceptable to PAETEC to fill such vacancy. If the Wayzata funds do not designate a replacement representative within 30 days after receipt of notice from PAETEC of any such vacancy, PAETEC’s board of directors may fill such vacancy or reduce the number of authorized directors by one, and the right of the Wayzata funds to designate a representative on the board of directors will terminate.

Non-Voting Board Observer Rights of Fidelity Funds. The Fidelity funds have the right to appoint one representative to attend each meeting of PAETEC’s board of directors as a non-voting observer. In October 2008, the Fidelity funds designated Richard J. Santagati to serve as an observer. The observer has the right to present matters for consideration by PAETEC’s board of directors and to speak on matters presented by others. PAETEC is obligated to provide the observer with all communications and materials that are provided to the board of directors generally. The exercise of the foregoing rights is subject to the observer’s execution of such confidentiality agreements or undertakings as the board of directors may reasonably request.

Termination of Rights. The rights of the Wayzata funds and the Fidelity funds with respect to board representation and non-voting board observer status will terminate on February 8, 2010 or any earlier date on which such funds cease to own of record and beneficially at least 50% of the shares of PAETEC common stock received by them in the McLeodUSA merger.

Director Independence. PAETEC’s board of directors has determined that the following seven directors are “independent directors” within the meaning of the NASDAQ Marketplace Rules: Shelley Diamond; H. Russell Frisby; Tansukh V. Ganatra; Michael C. MacDonald; William R. McDermott; Alex Stadler; and Mark Zupan. In determining the independence of Mr. Ganatra, the board of directors considered, among other matters, Mr. Ganatra’s status as a co-founder of US LEC, his service before 2002 as an executive officer of US LEC, his prior consulting arrangements with US LEC, and his service from November 2006 to February 2007 as interim Chief Executive Officer of US LEC.

Board Committees. In addition to the continuing PAETEC directors committee and the continuing US LEC directors committee described above, the board of directors maintains a standing audit committee and a standing compensation committee.

Audit Committee. The audit committee, which held 12 meetings in 2008, consists of Mr. Zupan, who serves as chairman, Mr. Ganatra and Mr. Mac Donald. Mr. Mac Donald was appointed to the audit committee on March 6, 2009 to fill the vacancy created by the resignation of James A. Kofalt from the committee effective on that date. The board of directors has determined that each member of the audit committee is an “independent director” and otherwise eligible for audit committee service under the NASDAQ Marketplace Rules. The board of directors also has determined that Mr. Zupan is an “audit committee financial expert,” as that term is defined the SEC’s rules, based on Mr. Zupan’s experience described above, and is “independent” of management within the meaning of the SEC’s rules.

The audit committee is responsible, among its other duties and responsibilities, for engaging, overseeing, evaluating and replacing the company’s independent registered public accounting firm, pre-approving all audit and non-audit services by the independent registered public accounting firm, reviewing the scope of the audit plan and the results of each audit with management and the independent registered public accounting firm, reviewing the internal audit function, reviewing the adequacy of the company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the company’s code of conduct and other policies and procedures regarding adherence with legal requirements. The audit committee’s duties and responsibilities are set forth in its charter, which is available on PAETEC’s web site at www.paetec.com.

Compensation Committee. The compensation committee, which held 6 meetings in 2008, consists of Mr. McDermott, who serves as chairman, Mr. Frisby and Ms. Diamond. Ms. Diamond was appointed to the compensation committee on March 6, 2009 to fill the vacancy created by the resignation of Mr. Mac Donald from the committee effective on that date. The board of directors has determined that each member of the compensation committee is an “independent director” eligible for compensation committee service under the NASDAQ Marketplace Rules.

The compensation committee is responsible for establishing the compensation and benefits of the company’s chief executive officer and the other executive officers, monitoring compensation arrangements for executives for consistency with corporate objectives and stockholders’ interests, reviewing and recommending compensation paid to the company’s directors and administering the company’s incentive compensation plans, equity-based plans, retirement plans and other employee benefit and welfare plans. The compensation committee’s duties and responsibilities are set forth in its charter, which is available on PAETEC’s web site at www.paetec.com. To date, the compensation committee has not delegated any of its responsibilities, although, under its charter, the committee may delegate its authority to members of the committee.

In 2008, the compensation committee retained First Niagara Benefits Consulting Group, an employee benefits and compensation consulting firm, to assist the committee in the performance of its duties related to determining the form and amount of executive compensation. The consultant attended compensation committee meetings on a regular basis and provided the committee with market information and analyses with respect to establishing executive compensation practices that are in line with the company’s executive compensation philosophy and objectives. On an annual basis, the compensation committee will review the content and quality of the consultant’s services and determine whether to approve the continued use of the consultant. In 2008, neither the compensation committee nor the company engaged other consultants or advisers to advise it in determining the form or amount of executive compensation.

As PAETEC’s Chief Executive Officer, Mr. Chesonis is responsible for reviewing the performance of the executive officers who report to him, which included each of our other named executive officers identified in this proxy statement, and bringing individual recommendations for those officers to the committee for its review, consideration and approval. The results of the 2008 performance assessments conducted by Mr. Chesonis for the named executive officers and how those assessments affected compensation decisions for 2008 are described in the Compensation Discussion and Analysis section of this proxy statement. The compensation committee’s consultant and the Senior Vice President Human Resources provide market information and recommendations to the committee with regard to the total compensation package for Mr. Chesonis.

Director Nominations Policy. PAETEC’s board of directors does not maintain a nominating committee. The board of directors believes that the governance goals advanced by the operation of a nominating committee are equally served by the operation of the alternative nominating process which is expressly permitted by the NASDAQ Marketplace Rules. In accordance with these rules, because PAETEC does not have a nominating committee, director nominees must either be selected, or recommended for the board’s selection, by a majority of the independent directors, as defined under the NASDAQ Marketplace Rules.

The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to describe the process by which, subject to provisions of PAETEC’s certificate of incorporation and bylaws, candidates for inclusion in the recommended slate of director nominees are selected. The nominations policy is administered by the board of directors.

There currently are no prescribed minimum qualifications for director candidates, although the following will be considered in connection with potential director nominees: the company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to the company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC rules and rules of any national securities exchange on which PAETEC’s common stock is listed; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. Appropriate inquiries will be conducted into the background and qualifications of any potential new director candidates who appear upon first consideration to meet the board’s selection criteria. Depending on the result of such inquiries, the board may arrange for in-person meetings with the potential candidates.

Multiple sources for identifying director candidates, including the board’s contacts and referrals from other directors, members of management, company advisers, and executive search firms, may be used. Director candidates recommended by stockholders will be considered and evaluated in the same manner in which the board evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of stockholders, the board will consider any written recommendations of director candidates by stockholders received by PAETEC’s Secretary no later than 120 days before the anniversary of the previous year’s annual meeting of stockholders. Recommendations must be mailed to PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, Attention: Secretary, and include (1) the candidate’s name and address, (2) a statement of the candidate’s qualifications to serve on the board of directors, (3) such other information regarding the candidate as would be required to be included in a proxy statement filed in accordance with the SEC’s proxy rules if the candidate were nominated by the board of directors and (4) if applicable, a description of all arrangements or understandings between the candidate and the stockholder submitting the recommendation.

The board of directors may review the nominations policy from time to time to consider whether modifications to the policy are advisable as the company’s needs and circumstances evolve, and as applicable legal or securities exchange listing standards change. The board of directors may amend the nominations policy at any time.

Under PAETEC’s bylaws, a stockholder wishing to nominate a person for election as a director of PAETEC at any meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to the Secretary of PAETEC not later than 90 days or earlier than 120 days before the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than 120 days before such annual meeting and not later than the later of the 90th day before such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by PAETEC. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

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all information relating to the proposed nominee required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act, and such proposed nominee’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected;

•	the name and address of such stockholder, as they appear on PAETEC’s books, and the name and address of the beneficial owner, if any, on whose behalf such nomination is made;

•	the class and number of shares of capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination; and

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a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding PAETEC capital stock required to elect the nominee or (2) otherwise to solicit proxies from stockholders in support of such nomination.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified PAETEC of the stockholder’s intention to present a nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act and such stockholder’s nomination has been included in a proxy statement that has been prepared by PAETEC to solicit proxies for such annual meeting. PAETEC may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director.

Communications With the Board of Directors. PAETEC’s board of directors welcomes communications from its stockholders and other interested parties and has adopted a procedure for receiving and addressing those communications. Stockholders and other interested parties may communicate any concerns they may have about PAETEC directly either to the full board of directors or to the non-employee directors as a group by mailing their communications to PAETEC at the following address: PAETEC Holding Corp., One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, Attention: Secretary. The Secretary will review and forward all stockholder communications and other communications from interested parties to the intended recipient, except for those communications that are outside the scope of board matters or duplicative of other communications by the person submitting a communication.

Director Attendance at Meetings. The board of directors held 13 meetings during the 2008 fiscal year. Each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and of each committee of the board of directors on which such director served during the period of the director’s service.

It is our policy that directors are encouraged to attend annual meetings of PAETEC’s stockholders. Three directors attended our annual meeting of stockholders in 2008.

Compensation of Directors

Directors employed by PAETEC do not receive any compensation for their service as directors. In October 2007, the compensation committee of the board of directors recommended, and the board of directors approved, the following policies relating to the compensation of our non-employee directors for their service on the board of directors and its committees. Under these policies, which are subject to periodic review and revision:

•	the audit committee chairman receives annual cash fees of $80,000 and an annual grant of stock options for 10,000 shares of common stock and restricted stock units for 10,000 shares of common stock;

•	the other audit committee members receive annual cash fees of $60,000 and an annual grant of stock options for 7,000 shares of common stock and restricted stock units for 7,000 shares of common stock;

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the compensation committee chairman receives annual cash fees of $70,000 and an annual grant of stock options for 8,000 shares of common stock and restricted stock units for 8,000 shares of common stock;

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the other compensation committee members and members that do not serve on any committee receive annual cash fees of $50,000 and an annual grant of stock options for 5,000 shares of common stock and restricted stock units for 5,000 shares of common stock; and

•	the Vice Chairman receives annual cash fees of $70,000 and an annual grant of stock options for 8,000 shares of common stock and restricted stock units for 8,000 shares of common stock.

All cash fees are payable in four equal quarterly installments in arrears. Equity grants generally will vest with respect to one-third of the underlying shares of common stock on each of the first, second and third anniversaries of the grant date. Other than the payments summarized above, there are no fees payable to any non-employee director for service on the board of directors. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in connection with their board and committee service.

In April 2009, all non-employee directors serving the company in 2008 received their annual stock option and restricted stock unit grants for 2008 service. Mr. Stadler was granted stock options to purchase 83,300 shares upon his appointment to the board of directors in June 2008. Mr. Kofalt was granted stock options in October 2008 to purchase 10,000 shares. No other equity grants were made to directors in 2008.

Mr. Ganatra is also entitled to participate in PAETEC’s health insurance plan, under which PAETEC covers a portion of the expenses.

The table below shows the compensation paid to our non-employee directors for their service in 2008.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Richard T. Aab (3)	70,000	33,693	22,968	—	—	—	126,661
H. Russell Frisby, Jr. (4)	50,000	21,056	227,786	—	—	—	298,842
Tansukh V. Ganatra (5)	60,000	29,482	20,098	—	—	8,450	118,030
James A. Kofalt (6)	60,000	116,112	61,514	—	—	—	237,626
Michael C. Mac Donald (7)	50,000	189,558	14,341	—	—	—	253,899
William R. McDermott (8)	70,000	66,110	41,557	—	—	—	177,667
Alex Stadler (9)	—	—	344,854	—	—	—	344,854
Mark Zupan (10)	80,000	42,120	82,984	—	—	—	205,104

(1)	Amounts shown in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for 2008, in accordance with Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment,” or “SFAS 123R,” other than the exclusion of any estimate of forfeitures relating to service-based vesting, and may include amounts granted in and before 2008. Assumptions used in the calculation of these amounts are included in Note 10 to the consolidated financial statements included in our 2008 Form 10-K.
(2)	See the 2008 Director Equity Awards Table below for the grant date fair value of each restricted stock unit award and each stock option award granted in 2008, as computed in accordance with SFAS 123R.
(3)	Mr. Aab served as Vice Chairman of the Board of Directors in 2008. As of December 31, 2008, Mr. Aab held unvested restricted stock units for 5,334 shares of common stock and options to purchase 8,000 shares of common stock, of which options to purchase 2,666 shares were vested.
(4)	Mr. Frisby served as a member of the compensation committee in 2008. As of December 31, 2008, Mr. Frisby held unvested restricted stock units for 3,334 shares of common stock and options to purchase 126,725 shares of common stock, of which options to purchase 32,097 shares were vested.
(5)	Mr. Ganatra served as a member of the audit committee in 2008. As of December 31, 2008, Mr. Ganatra held unvested restricted stock units for 4,667 shares of common stock and options to purchase 7,000 shares of common stock, of which options to purchase 2,333 shares were vested. In connection with Mr. Ganatra’s participation as a director in the PAETEC healthcare plans (medical, dental and vision), PAETEC incurred a cost of $8,450.
(6)	Mr. Kofalt served as a member of the audit committee in 2008. As of December 31, 2008, Mr. Kofalt held unvested restricted stock units for 40,846 shares of common stock and options to purchase 236,105 shares of common stock, of which options to purchase 221,438 were vested. Mr. Kofalt resigned from the board of directors and from the audit committee effective on March 6, 2009.
(7)	Mr. Mac Donald served as a member of the compensation committee in 2008. As of December 31, 2008, Mr. Mac Donald held unvested restricted stock units for 30,000 shares of common stock and options to purchase 30,000 shares of common stock, of which options to purchase 26,666 shares were vested.
(8)	Mr. McDermott served as the chairman of the compensation committee in 2008. As of December 31, 2008, Mr. McDermott held unvested restricted stock units for 35,427 shares of common stock and options to purchase 38,432 shares of common stock, of which options to purchase 33,098 were vested.
(9)	Mr. Stadler served on the board of directors beginning in June 2008. As of December 31, 2008, Mr. Stadler held options to purchase 83,300 shares of common stock, all of which were vested.
(10)	Mr. Zupan served as the chairman of the audit committee in 2008. As of December 31, 2008, Mr. Zupan held unvested restricted stock units for 6,667 shares of common stock and options to purchase 131,725 shares of common stock, of which options to purchase 64,195 shares were vested.

The table below shows the grant date fair value of each stock option award and each restricted stock unit award granted to our non-employee directors in 2008, as computed in accordance with SFAS 123R.

2008 Director Equity Awards Table

	Option Awards			Stock Awards
Name	Date of Grant	Stock Options Awarded (#)	Grant Date Fair Value ($)	Date of Grant	Restricted Stock Units Awarded (#)	Grant Date Fair Value ($)
Richard T. Aab	—	—	—	—	—	—
H. Russell Frisby, Jr.	—	—	—	—	—	—
Tansukh V. Ganatra	—	—	—	—	—	—
James A. Kofalt	10/1/2008	10,000	13,700	—	—	—
Michael C. Mac Donald	—	—	—	—	—	—
William R. McDermott	—	—	—	—	—	—
Alex Stadler	6/11/2008	83,300	344,854	—	—	—
Mark Zupan	—	—	—	—	—	—

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee of PAETEC’S board of directors was an officer or employee of PAETEC or any subsidiary of PAETEC during 2008. There are no interlock relationships as defined in the applicable SEC rules.

COMPENSATION COMMITTEE REPORT

The compensation committee of PAETEC’s board of directors has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with PAETEC’s management and, based on that review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into PAETEC’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

By the Compensation Committee

William R. McDermott, Chairman

Shelley Diamond

H. Russell Frisby, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation philosophy, objectives, programs and policies and to explain to our stockholders how we arrived at the levels and forms of compensation that was earned by or paid to the executive officers identified in the 2008 Summary Compensation Table under “Executive Compensation” for their service in 2008. We describe not only what we pay these “named executive officers,” but also why and how we link their compensation to our business results.

Compensation Philosophy and Objectives

Our executive compensation programs and policies are intended to promote and sustain profitable growth in the dynamic business environment in which PAETEC operates.

We seek to design and administer our executive compensation plans and programs in alignment with a number of central objectives, which are to:

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complement and support PAETEC’s mission “to be the most customer- and employee-oriented communications provider,” and advance our corporate values, which include a caring culture, open communication, unmatched service and personalized solutions;

•	promote relative consistency and balance in the components of compensation across all levels of our employees;

•	attract and retain high-quality executives through programs that are competitive within the telecommunications industry;

•	tie a significant portion of our executives’ overall compensation to key short-term and long-term strategic, financial and operational goals;

•

align the interests of our executives with those of our stockholders through a philosophy that provides considerable opportunity for above-target performance and downside risk if performance goals are not achieved; and

•	provide compensation programs that are financially efficient, affordable and sustainable.

We believe that encouraging executives to think and act like owners aligns to a significant degree the interests of our management with the interests of our long-term stockholders.

Setting of Executive Compensation

In determining the levels and forms of compensation paid to the named executive officers for 2008, the compensation committee considered measures of company performance, measures of individual executive performance and experience, and internal equity. The committee reviewed “executive compensation tally sheets” for each of the named executive officers prepared by its consultant to gain a comprehensive view of the total compensation payable to each executive. We discuss below under “—Elements of Compensation” the compensation decisions for the named executive officers for 2008.

In evaluating and structuring PAETEC’s executive compensation program for 2008, the compensation committee also considered the competitive market for comparable executives and compensation opportunities provided by comparable companies. To assist it in these determinations, the committee engaged an outside consultant, First Niagara Benefits Consulting Group, to provide benchmark and market data. For each element of compensation, the consultant provided data to assist the committee in understanding how PAETEC’s executive compensation compared to the executive compensation paid by its market competitors. The committee compared PAETEC’s actual compensation paid, as well as its executive compensation elements and practices generally, with the compensation paid and general elements and practices of a selected comparison group of public companies.

During 2008, with the assistance of its consultant, the compensation committee re-evaluated the composition of the comparison group of companies it had established in the previous year when fixing executive compensation for 2007. The reconsideration of the comparison group took into account continuing consolidation and other changes within the telecommunications industry and the growth in the size and complexity of PAETEC’s operations resulting principally from its acquisition of McLeodUSA in February 2008. In establishing the comparison group for 2008, the committee considered for inclusion, in addition to communications services companies comparable to PAETEC based on revenue and business segment, comparably-sized companies that are principally engaged in technology and non-manufacturing services. The committee concluded that it was important to consider the latter group of companies, which generally operate in industries related to communications services, to obtain a more accurate picture of the market that competes with PAETEC for business or executive talent. The committee’s review resulted in the modification of the previous year’s comparison group through the elimination of six companies and the addition of 11 companies. For 2008, the following companies were included in the compensation comparison group:

3Com Corporation	Global Crossing Limited
ADC Telecommunications, Inc.	Hughes Communications Inc.
Arris Group, Inc.	Leap Wireless International, Inc.
Belo Corp.	Level 3 Communications, Inc.
Centennial Communications Corp.	Mediacom Communications Corp.
CenturyTel, Inc.	MetroPCS Communications, Inc.
Cincinnati Bell Inc.	The Dun & Bradstreet Corp.
Compuware Corporation	tw telecom inc.
Earthlink, Inc.	Windstream Corporation
Frontier Communications Corporation	XO Holdings, Inc.

The committee’s consultant provided detailed compensation data for the named executive officers in the compensation comparison group, aggregate data for the group, and information on compensation practices across the group. The committee intends to review the composition of the peer group annually to ensure that it accurately reflects the overall competitive marketplace for PAETEC executive compensation.

The consultant also prepared and presented the committee with data from national survey sources, including Watson Wyatt Data Services, Mercer Human Resources, and the Economic Researching Institute, using, to the extent reasonably possible, reported data from the telecommunications industry for organizations having comparable revenue and employment.

The committee used the comparison group information to target specifically a desired level of each element of compensation payable to the named executive officers. We discuss these specific targets below. The committee used the general survey data to support further its benchmark for each element of executive compensation on an individual basis. The committee did not consider the individual companies within the general surveys, but instead focused only on the aggregated compensation data of the survey information.

Elements of Compensation

For 2008, we provided our executive officers, including each of the named executive officers, a total compensation package that included base salary, an annual incentive program and long-term equity incentives. We strive to provide appropriate levels of fixed versus at-risk compensation and cash versus equity-based compensation relative to each officer’s role and responsibilities. Other than the benchmarks described below, however, we do not have any formal policies regarding specified relative levels of these compensation elements. In addition, our named executive officers are eligible to participate in the same benefit programs we offer to all employees. These plans include medical, dental, life insurance, disability, and qualified 401(k) retirement plans, and a variety of voluntary benefit plans.

Base Salary. Base salary levels during 2008 for our named executive officers generally reflected the external market value of their respective roles and took into consideration the individual’s current performance and experience and the scope and complexity of the officer’s position within PAETEC. To ensure long-term focus, executive officers are not eligible for automatic annual merit increases in base salary. The committee annually reviews base salary for executive officers and makes adjustments if necessary based on market comparisons, trends and macroeconomic conditions.

The committee believes that, for PAETEC’s executive compensation to remain competitive with the market, the desired market position for base salary generally is to achieve approximately the 50th percentile of the comparison group and general survey data. In February 2008, the committee reviewed an analysis of the competitiveness of the total compensation levels for the named executive officers requested from its consultant. The committee decided to maintain base salaries at 2007 levels for service in 2008, even though the 2007 base salary levels were generally lower than the 50th percentile of the comparison group and companies represented in the general survey data. Although the committee was satisfied with Mr. Chesonis’s performance and Mr. Chesonis was satisfied with the individual performance of the other named executive officers, the committee concluded that total compensation, including annual and long-term incentives, was fair and competitive with compensation disclosed in the market data.

Annual Incentive Cash Compensation. Annual incentive compensation at PAETEC is intended to reward employees for the achievement of specific key performance objectives identified as having a positive effect on our annual business results. The committee believes that the desired market position for annual incentive compensation generally is to pay approximately the market median for the achievement of planned or targeted results, and to pay above the market median for the achievement of results beyond the plans or targets.

The bonus payment for the named executive officers under our annual cash bonus plan is determined in four steps:

1.	Bonus plan funding is based on PAETEC’s achievement of performance targets for the fiscal year.

2.	Each named executive officer is assigned a predetermined individual bonus award target, which is expressed as a percentage of eligible base salary. The individual bonus targets for 2008 are shown below.

3.	The standard bonus percentage is calculated by multiplying the individual bonus target by the 2008 plan funding percentage.

4.	The standard bonus percentage is then modified, if applicable, based on the committee’s assessment of the participant’s performance toward individual, departmental or company-wide goals.

2008 Bonus Plan. The 2008 individual bonus award targets for each named executive officer, which were based on the executive’s responsibility level within PAETEC and an analysis of the comparison group and general survey data, were set as follows:

Position	Target % of Salary
Chief Executive Officer	50
Chief Operating Officer	75
Chief Financial Officer	75
Senior Vice President Human Resources	40
Chief Information Officer	40
Executive Vice President, General Counsel and Secretary	50

The funding of the bonus plan for 2008 was based on the combination of McLeodUSA’s operating results from January 1, 2008 through the merger closing date of February 8, 2008 and PAETEC’s operating results for fiscal 2008. Payout under the 2008 bonus plan was based on performance measured against the following metrics:

•	60% pro forma adjusted EBITDA;

•	20% customer satisfaction (net promoter score); and

•	20% revenue growth.

Pro forma adjusted EBITDA is not a financial measurement prepared in accordance with generally accepted accounting principles. Pro forma adjusted EBITDA, as defined by PAETEC for purposes of the 2008 bonus plan, was the same pro forma measure we reported in our earnings releases and other public disclosures and represented net (loss) income before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, impairment charge, integration and separation costs, loss on extinguishment of debt, leveraged recapitalization related costs, sales and use tax charge and McLeodUSA initial public offering costs. Pro forma adjusted EBITDA for 2008 combined the historical consolidated results of PAETEC for 2008, which included the post-acquisition results of McLeodUSA from January 1, 2008, with the pre-acquisition historical consolidated results of McLeodUSA through February 8, 2008.

The customer satisfaction metric used the “net promoter score” survey methodology and measured the likelihood that the customer would recommend PAETEC as a communications provider.

The revenue growth metric reflected the importance of a continued focus on sales in light of the increased size and complexity of our operations.

To determine funding for the 2008 bonus plan, the committee considered the performance targets and actual results shown below:

Plan Performance Metric	Threshold	Target	Actual
Pro forma adjusted EBITDA	$ 300.0 million	$ 310.0 million	$ 243.3 million
Customer satisfaction (net promoter score)	—	23.3	19.0
Revenue growth	5.0%	8.0%	0.7%

Because we did not achieve any of the performance targets for 2008, Mr. Chesonis did not recommend, and the committee did not approve, the payment of an annual bonus based on 2008 performance for any of the other named executive officers. In addition, the committee did not approve the payment of an annual bonus for Mr. Chesonis. Accordingly, no amounts are shown for 2008 in the Non-Equity Incentive Plan Compensation column of the 2008 Summary Compensation Table following this Compensation Discussion and Analysis.

Although we did not pay any amounts under our 2008 bonus plan, we paid a signing bonus in January 2008 of $112,000 to Laurie L. Zaucha, who joined our company in November 2007. We also are obligated to make a bonus payment of $165,000 to Charles E. Sieving, who resigned as Executive Vice President, General Counsel and Secretary of the company effective on November 14, 2008, in connection with the termination of his employment. For further information about this payment, see “Termination and Change of Control Payments—Actual Payment Obligations to Former Named Executive Officer” under “Executive Compensation” following this Compensation Discussion and Analysis.

2009 Bonus Plan. The cash bonus plan for 2009 will be based on performance measured against the following metrics: 80% adjusted EBITDA; and 20% revenue. Management recommended, and the committee approved, removal of the customer satisfaction measure for 2009 because the addition of the McLeodUSA customer base made it difficult to establish an accurate baseline for customer satisfaction and therefore set a realistic target. The committee will consider including the customer satisfaction metric for the bonus plan in future years.

In February 2009, the committee requested an analysis of the competitiveness of the annual incentive targets from its consultant. The analysis indicated that, as in prior years, the bonus target for the CEO was well below the median market level for on-target performance. The bonus targets for the other named officers were also generally lower than the 50th percentile of the comparison group and companies represented by the general survey data. Because the target for the CEO was significantly below market, and the bonus is entirely performance-based, the committee decided to increase the 2009 bonus plan target for Mr. Chesonis to 75%. The bonus targets for the other named executive officers were maintained at 2008 levels. The 2009 individual bonus award targets for our named executive officers are set forth below:

Position	Target % of Salary
Chief Executive Officer	75
Chief Operating Officer	75
Chief Financial Officer	75
Senior Vice President Human Resources	40
Chief Information Officer	40

Both of the performance measures for the 2009 bonus plan are stockholder-approved performance measures under our 2007 omnibus incentive plan, and bonus awards payable upon achievement of these performance measures are intended to satisfy the requirements under Section 162(m) of the Internal Revenue Code for “qualified performance-based” compensation.

Long-Term Incentive Compensation. Long-term incentives under our 2007 omnibus incentive plan serve an important role in supporting the compensation program objectives by ensuring that a significant portion of executive compensation is tied to long-term company performance and changes in stockholder value. To support PAETEC’s long-term growth objectives, the committee believes that, for its named executive officers and other key executives, PAETEC should provide an opportunity for above-market levels of long-term incentive compensation value that are generally at or above the 75th percentile of the competitive market.

In August 2007, the compensation committee approved in principle a long-term, equity-based incentive program that would focus on achievement of PAETEC’s long-term business objectives. The program has the following three primary components:

•

Annual Base Equity Program. This program provides a market level long-term compensation opportunity, assists in the retention of executives and, through its performance-based features, focuses executives on critical performance results. The annual grants of time-based stock options and performance-based restricted stock units, or “RSUs,” are awarded to our executive officers, with 50% of the shares subject to the grant issuable pursuant to stock options and 50% of the shares issuable pursuant to performance-based RSUs. The stock option awards vest with respect to 25% of the shares on each of the first four anniversaries of the grant date. The performance-based RSU awards vest with respect to one-third of the shares on each of the first three anniversaries of the grant date based on our attainment each year of annual free cash flow objectives.

•

Performance Accelerator Program. This program is intended to reward our executive officers and other key officers with above-market equity compensation for the achievement of performance goals considered exceptional and significant. The awards are time-based grants of equity and vest with respect to 25% of the shares on each of the first four anniversaries of the grant date based on the attainment of the performance objective on the first anniversary.

•

Acquisition Program. This program is intended to reward continuing executive officers and other continuing key employees of PAETEC and acquired companies for the successful integration of the acquired companies. In the event of an acquisition, a pool of RSU awards equal to approximately 3% to 5% of the transaction value is established for grants to key employees of the combined company. The awards are subject to multi-year time-based vesting to provide an incentive for key employees to remain employed for an extended period following an acquisition to facilitate the successful integration of the acquired company. The acquisition awards vest with respect to 50% of the shares on the third anniversary of the grant date and with respect to the remaining 50% of the shares on the fourth anniversary of the grant date, so long as the holder continues or is deemed to continue in service with PAETEC.

2008 Equity Grants. In February 2008, the committee approved performance accelerator grants of time-based RSUs to our executive officers, including each of the named executive officers other than Ms. Zaucha (who began employment in late 2007), in recognition of our achievement of US LEC integration objectives established in early 2007. The awards vest with respect to 25% of the shares on each of the first four anniversaries of the grant date. The grants were conditioned on each officer’s entry into a new form of executive confidentiality, non-solicitation, non-competition and severance agreement, which is described below.

In February 2008, the committee also approved an acquisition program grant of time-based RSUs in recognition of the successful completion of the McLeodUSA acquisition. The awards vest with respect to 50% of the shares on each of the third and fourth anniversaries of the grant date. The grants focus recipients on the long-term success of the McLeodUSA integration and the value created for stockholders by the acquisition and subsequent integration.

In March 2008, the committee approved grants under the annual base equity program. Of each grant, 50% was awarded as a grant of stock options and 50% as a grant of performance-based RSUs. The award of stock options vests with respect to 25% of the shares on each of the first four anniversaries of the grant date. The performance-based RSU awards vest with respect to one-third of the shares on each of the first three anniversaries of the grant date based on the attainment each year of annual free cash flow objectives. For the purposes of the awards, free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment), less interest. The first year free cash flow target was set at $49.5 million, which the company did not attain. As a result, one-third of the awards did not vest and were forfeited.

In March 2008, the committee also approved grants of performance-based RSUs under the performance accelerator program for 2008. Vesting of the awards was conditioned on the achievement of a 20% increase in the PAETEC stock price in the first year of the award. PAETEC failed to achieve the target stock price, which resulted in forfeiture of the awards by all of the named executive officers.

For further information about the equity grants in 2008 discussed above, see the 2008 Grants of Plan-Based Awards table under “Executive Compensation” following this Compensation Discussion and Analysis.

The committee, with the assistance of its consultant, is evaluating various potential share retention policies that would establish guidelines for our named executive officers and other executives to maintain ownership of shares awarded under our 2007 omnibus incentive plan.

Perquisites and Other Benefits. PAETEC does not offer perquisites or significant benefits to our named executive officers that are not otherwise available to all of our employees. We also do not currently provide our executive officers with pension arrangements, post-retirement health coverage, non-qualified deferred compensation arrangements, or other similar benefits.

Timing of Equity Awards

The grant date of equity awards for our executive officers is either the date of the compensation committee meeting at which the award determinations are made or a specified date after the committee approval date. Because the compensation committee may take action to approve equity awards on or near the date that PAETEC’s annual or quarterly earnings are released, the compensation committee in these circumstances generally will provide that the second business day after the release will be the grant date to ensure that the earnings release has time to be absorbed by the market before equity awards are granted and stock option exercise prices are established. The exercise price of stock options issuable under our 2007 omnibus incentive plan is the closing price of our common stock as reported on the NASDAQ Global Select Market on the grant date.

Severance and Change of Control Arrangements

Severance and change of control arrangements give the company the flexibility to make changes in key executive positions, if changes are determined by the board of directors to be in our best interests. We consider these arrangements to be particularly important in situations involving a possible change of control of our company because they can help to secure the dedicated attention of executive officers whose personal positions are at risk in such situations and who may have other opportunities available to them. By establishing compensation and benefits payable under various merger and acquisition possibilities, the change of control provisions help to minimize distractions arising out of the officer’s concern over personal financial and career prospects and promote continuity of the leadership team at a time when business continuity is of paramount concern.

Before 2008, we maintained a senior officer confidentiality, non-solicitation, non-competition and severance agreement with each senior officer, including our named executive officers. On February 22, 2008, we entered into new agreements with each executive officer, including each named executive officer, which more closely reflect current competitive practices relating to severance arrangements. Upon the effectiveness of the new agreements, the previous agreements between PAETEC and the executive officers were terminated. Among other provisions, the new agreements, as compared to the prior agreements, provide for reduced cash severance payments upon the termination of the executives’ employment in specified circumstances, limit the circumstances in which equity-based awards granted during the employment term will continue to vest following termination of employment, and increase the scope of the post-termination non-solicitation and non-competition covenants to which the executives are subject. The new agreements also require the executive to provide us with a general release of claims against the company and our affiliates.

For a more detailed discussion of our new severance agreements, including information regarding the amounts that would have been payable to each named executive officer if a payment triggering event had occurred on December 31, 2008, see “Termination and Change of Control Payments” under “Executive Compensation” following this Compensation Discussion and Analysis.

As noted above, effective on November 14, 2008, Mr. Sieving resigned as Executive Vice President, General Counsel and Secretary of the company. For a discussion of the severance arrangements related to the termination of his employment, see “Termination and Change of Control Payments—Actual Payment Obligations to Former Named Executive Officer” under “Executive Compensation” following this Compensation Discussion and Analysis.

Compensation Deductibility

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally limits to $1 million per person PAETEC’s tax deduction of certain non-performance-based compensation paid in a given year to PAETEC’s principal executive officer and three most highly compensated officers (other than the principal financial officer). PAETEC currently falls under certain transition rules since becoming a public company in 2007, and awards relative to 2008 performance were not subject to Section 162(m).

The levels of non-performance-based salary, bonus and other compensation paid by PAETEC typically do not exceed the $1 million cap. As discussed above and as a matter of practice, the committee intends to set performance-based goals annually under PAETEC’s various variable compensation plans and for PAETEC to deduct compensation paid under these plans and gains realized from stock options to the extent consistent with the provisions of Section 162(m). The committee may conclude, however, that paying non-deductible compensation is consistent with our stockholders’ best interests for certain events.

Accounting Considerations

In structuring equity-based awards, the compensation committee considers the accounting impact under SFAS 123R, “Share-Based Payment,” of granting such awards. Effective January 1, 2006, the first day of our 2006 fiscal year, we adopted the fair value recognition provisions of SFAS 123R using the modified prospective transition method. Under this transition method, stock-based compensation costs recognized in the income statement include compensation costs for all unvested stock-based awards that were granted before January 1, 2006 based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation,” and compensation expense for all stock-based compensation awards granted on or after January 1, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R.

EXECUTIVE COMPENSATION

Summary Compensation Information

The following summary compensation table presents information about compensation that was earned by or paid to PAETEC Holding Corp.’s Chief Executive Officer, Chief Financial Officer, each of our other three most highly compensated executive officers serving with us at December 31, 2008 and a sixth executive officer who served with us for part of 2008. We refer to these executive officers in this proxy statement as the “named executive officers.” Information is provided only for 2007 and 2008 for Laurie L. Zaucha, who became an executive officer of PAETEC Holding in November 2007, Robert D. Moore, Jr., who did not serve as an executive officer of PAETEC Holding or its predecessor, PAETEC Corp., in 2006 and Charles E. Sieving, formerly Executive Vice President, Secretary and General Counsel, whose employment with the company terminated on November 14, 2008. Mr. Sieving did not serve as an executive officer of PAETEC Holding or PAETEC Corp. in 2006.

2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)	Stock Awards ($)(2)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		All Other Compensation ($)(5)		Total ($)
Arunas A. Chesonis	2008	500,000		—	978,306		14,963		—		6,900		1,500,169
Chairman, President and Chief Executive Officer	2007	500,000		—	640,965		23,568		250,000		6,750		1,421,283
	2006	500,000		2,500,000	421,914		144,211		245,000		4,400		3,815,525

Edward J. Butler, Jr.	2008	330,000		—	1,181,797		14,963		—		6,900		1,533,660
Executive Vice President and Chief Operating Officer	2007	330,000		—	888,365		25,183		247,170		6,750		1,497,468
	2006	330,000		500,000	421,914		115,371		168,168		4,400		1,539,853

Keith M. Wilson	2008	330,000		—	1,146,830		14,963		—		6,900		1,498,693
Executive Vice President and Chief Financial Officer	2007	330,000		—	850,725		2,361		247,170		6,750		1,437,006
	2006	330,000		500,000	421,914		28,842		161,700		4,400		1,446,856

Robert D. Moore, Jr.	2008	230,000		—	359,301		23,489		—		6,900		619,690
Senior Vice President and Chief Information Officer	2007	230,000		50,000	282,891		21,054		56,350		6,750		647,045

Laurie L. Zaucha	2008	250,000		112,000	55,158		46,037		—		6,900		470,095
Senior Vice President, Human Resources	2007	28,846	(6)	—	—		1,280		—		—		30,126

Charles E. Sieving	2008	304,615	(7)	—	1,102,402	(8)	—	(9)	—		831,900	(10)	2,238,917
Executive Vice President, Secretary and General Counsel	2007	265,269		—	922,134		—		132,635	(11)	216,222	(12)	1,536,260

(1)	Amounts paid for 2006 to Messrs. Chesonis, Butler and Wilson represent bonuses in connection with PAETEC Corp.’s June 2006 leveraged recapitalization. Amount paid for 2007 to Mr. Moore represents an integration bonus for 2007 in connection with the achievement of targeted US LEC merger synergies. Amount paid for 2008 to Ms. Zaucha represents a signing bonus upon her commencement of employment with PAETEC in November 2007.
(2)	Represents the amounts recognized under SFAS 123R, other than the exclusion of any estimate of forfeitures relating to service-based vesting, for all stock awards, including awards granted in the year specified and awards granted in prior years. For a discussion of the assumptions used in this valuation, see Note 10 to the consolidated financial statements included in our 2008 Form 10-K.

(3)	Represents the amounts recognized under SFAS 123R, other than the exclusion of any estimate of forfeitures relating to service-based vesting, for all option awards, including awards granted in the year specified and awards granted in prior years. For a discussion of the assumptions used in this valuation, see Note 10 to the consolidated financial statements included in our 2008 Form 10-K.
(4)	No Non-Equity Incentive Plan Compensation payments were made for 2008, because the applicable performance targets for 2008 were not satisfied.
(5)	The amounts shown consist of matching contributions by PAETEC pursuant to its 401(k) savings and retirement plan. Amounts shown for Mr. Sieving also include items described in Note (8) and Note (10) to this table.
(6)	Amount shown represents actual salary for 2007 paid to Ms. Zaucha, whose employment with PAETEC began in November 2007.
(7)	Amount shown represents actual salary for 2008 paid to Mr. Sieving, whose employment with PAETEC terminated in November 2008.
(8)	Upon his resignation in November 2008, Mr. Sieving forfeited restricted stock unit awards for 30,000 shares awarded on March 3, 2008 and for 60,000 shares awarded on February 22, 2008. In accordance with SFAS 123R, no stock-based compensation expense was recognized for these awards.
(9)	Upon his resignation in November 2008, Mr. Sieving forfeited stock options to purchase 10,000 shares awarded on March 3, 2008. In accordance with SFAS 123R, no stock-based compensation expense was recognized for these awards.
(10)	Amount includes $825,000 in salary continuation and payment in lieu of bonuses accrued by PAETEC in connection with Mr. Sieving’s resignation in November 2008. For further information, see “Termination and Change in Control Payments—Actual Payment Obligations to Former Named Executive Officer” below.
(11)	Amount shown represents a prorated bonus for 2007 paid to Mr. Sieving, whose employment with PAETEC began in February 2007.
(12)	Amount includes $141,375 in reimbursed relocation expenses paid by PAETEC in connection with Mr. Sieving’s relocation to New York after he began his employment with PAETEC in February 2007 and $72,182 in associated tax gross-up payments.

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards by PAETEC to the named executive officers during 2008.

2008 Grants of Plan-Based Awards Table

Name	Grant Date	Action Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($) (2)	Maximum ($) (2)	Threshold (#)	Target (#)		Maximum (#)
Arunas A. Chesonis	—	—	—	250,000	375,000	—	—		—	—		—		—	—
	2/22/2008	2/20/2008	—	—	—	—	—		—	100,000	(4)	—		—	833,000
	2/22/2008	2/20/2008	—	—	—	—	—		—	30,000	(5)	—		—	249,900
	3/3/2008	3/3/2008	—	—	—	—	—		—	—		15,000	(6)	7.64	72,150
	3/3/2008	3/3/2008	—	—	—	—	15,000	(7)	—	—		—		—	114,600
	3/3/2008	3/3/2008	—	—	—	—	30,000	(8)	—	—		—		—	96,600

Edward J. Butler, Jr.	—	—	—	247,500	371,250	—	—		—	—		—		—	—
	2/22/2008	2/20/2008	—	—	—	—	—		—	80,000	(4)	—		—	666,400
	2/22/2008	2/20/2008	—	—	—	—	—		—	30,000	(5)	—		—	249,900
	3/3/2008	3/3/2008	—	—	—	—	—		—	—		15,000	(6)	7.64	72,150
	3/3/2008	3/3/2008	—	—	—	—	15,000	(7)	—	—		—		—	114,600
	3/3/2008	3/3/2008	—	—	—	—	30,000	(8)	—	—		—		—	96,600

Keith M. Wilson	—	—	—	247,500	371,250	—	—		—	—		—		—	—
	2/22/2008	2/20/2008	—	—	—	—	—		—	80,000	(4)	—		—	666,400
	2/22/2008	2/20/2008	—	—	—	—	—		—	30,000	(5)	—		—	249,900
	3/3/2008	3/3/2008	—	—	—	—	—		—	—		15,000	(6)	7.64	72,150
	3/3/2008	3/3/2008	—	—	—	—	15,000	(7)	—	—		—		—	114,600
	3/3/2008	3/3/2008	—	—	—	—	30,000	(8)	—	—		—		—	96,600

Robert D. Moore, Jr.	—	—	—	92,000	138,000	—	—		—	—		—		—	—
	2/22/2008	2/20/2008	—	—	—	—	—		—	30,000	(4)	—		—	249,900
	2/22/2008	2/20/2008	—	—	—	—	—		—	14,000	(5)	—		—	116,620
	3/3/2008	3/3/2008	—	—	—	—	—		—	—		7,000	(6)	7.64	33,670
	3/3/2008	3/3/2008	—	—	—	—	7,000	(7)	—	—		—		—	53,480
	3/3/2008	3/3/2008	—	—	—	—	14,000	(8)	—	—		—		—	45,080

Laurie L. Zaucha	—	—	—	100,000	150,000	—	—		—	—		—		—	—
	2/22/2008	2/20/2008	—	—	—	—	—		—	30,000	(4)	—		—	249,900
	3/3/2008	3/3/2008	—	—	—	—	—		—	—		7,000	(6)	7.64	33,670
	3/3/2008	3/3/2008	—	—	—	—	7,000	(7)	—	—		—		—	53,480
	3/3/2008	3/3/2008	—	—	—	—	14,000	(8)	—	—		—		—	45,080

Charles E. Sieving	—	—	—	152,308	228,461	—	—		—	—		—		—	—
	2/22/2008	2/20/2008	—	—	—	—	—		—	40,000	(4)	—		—	333,200
	2/22/2008	2/20/2008	—	—	—	—	—		—	20,000	(5)	—		—	166,600
	3/3/2008	3/3/2008	—	—	—	—	—		—	—		10,000	(6)(9)	7.64	48,100
	3/3/2008	3/3/2008	—	—	—	—	10,000	(7)(9)	—	—		—		—	76,400
	3/3/2008	3/3/2008	—	—	—	—	20,000	(8)(9)	—	—		—		—	64,400

(1)	On February 20, 2008, the compensation committee approved the grants of restricted stock units effective, subject to specified conditions, on February 22, 2008.
(2)	Amounts represent potential payments to each named executive officer under our annual 2008 bonus plan if performance targets are satisfied. The material terms of these incentive awards are described in the Compensation Discussion and Analysis section of this proxy statement. No payments under the 2008 bonus plan were or will be made, because the performance targets for 2008 were not satisfied.
(3)	Represents the grant-date fair value computed in accordance with SFAS 123R. For a discussion of assumptions used in the 2008 valuations, see Note 10 to the consolidated financial statements included in our 2008 Form 10-K.
(4)	Reflects an award of restricted stock units that will vest in two equal installments on February 22, 2011 and February 22, 2012.
(5)	Reflects an award of restricted stock units that will vest in four equal annual installments beginning on February 22, 2009.
(6)	Reflects stock options granted that will vest in four equal annual installments beginning on March 3, 2009.
(7)	Reflects an award of restricted stock units that will vest in three equal annual installments beginning on March 3, 2009 subject to the satisfaction of specified performance targets each year. The performance target for the first installment was not satisfied and one-third of the restricted stock units were forfeited in 2009.
(8)	Reflects an award of restricted stock units that vests in four equal annual installments beginning on March 3, 2009 subject to the satisfaction of a performance target in the first year. The performance target was not satisfied and all of these restricted stock units were forfeited in 2009.
(9)	These awards were forfeited upon Mr. Sieving’s resignation in November 2008.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to the outstanding equity awards at 2008 fiscal year-end for the named executive officers.

	2008 Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Arunas A. Chesonis	—	—		—	—	1,103,800	(1)	1,589,472	(2)	45,000	(3)	64,800	(2)
	226,062	—		2.16	3/26/2012	—		—		—		—
	291,223	—		1.85	4/2/2013	—		—		—		—
	—	15,000	(4)	7.64	3/3/2018	—		—		—		—

Edward J. Butler, Jr.	—	—		—	—	1,294,790	(5)	1,864,498	(2)	45,000	(3)	64,800	(2)
	185,482	—		2.16	3/26/2012	—		—		—		—
	48,198	—		1.85	4/2/2013	—		—		—		—
	—	15,000	(4)	7.64	3/3/2018	—		—		—		—

Keith M. Wilson	—	—		—	—	1,262,330	(6)	1,817,755	(2)	45,000	(3)	64,800	(2)
	591,749	—		4.01	6/15/2011	—		—		—		—
	81,149	—		1.85	4/2/2013	—		—		—		—
	—	15,000	(4)	7.64	3/3/2018	—		—		—		—

Robert D. Moore, Jr.	—	—		—	—	391,322	(7)	563,504	(2)	21,000	(8)	30,240	(2)
	15,271	—		4.01	6/30/2011	—		—		—		—
	243	—		2.16	3/15/2012	—		—		—		—
	2,191	—		2.16	4/30/2012	—		—		—		—
	649	—		1.85	3/15/2013	—		—		—		—
	3,471	—		1.85	4/2/2013	—		—		—		—
	243	—		3.39	3/20/2014	—		—		—		—
	—	24,345	(9)	3.39	3/31/2014	—		—		—		—
	243	81	(10)	3.86	3/31/2015	—		—		—		—
	18,258	6,087	(11)	1.24	12/29/2015	—		—		—		—
	162	162	(12)	1.37	3/15/2016	—		—		—		—
	—	7,000	(4)	7.64	3/3/2018	—		—		—		—

Laurie L. Zaucha	—	—		—	—	30,000	(13)	43,200	(2)	21,000	(8)	30,240	(2)
	6,250	18,750	(14)	9.45	12/19/2017	—		—		—		—
	—	7,000	(4)	7.64	3/3/2018	—		—		—		—

Charles E. Sieving	—	—		—	—	324,600	(15)	467,424	(2)	—		—

(1)	Of the awards shown, restricted stock units for 973,800 shares awarded on June 12, 2006 will vest on June 12, 2009, restricted stock units for 100,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date, and restricted stock units for 30,000 shares awarded on February 22, 2008 will vest in four equal annual installments beginning on the first anniversary of the grant date.
(2)	Amount shown is determined by multiplying the value of PAETEC Holding’s common stock as of December 31, 2008, which was the closing sale price of $1.44 per share as reported on the NASDAQ Global Select Market, by the number of units of stock subject to the restricted stock awards.

(3)	Of the awards shown, restricted stock units for 30,000 shares awarded on March 3, 2008 vest in four equal annual installments beginning on the first anniversary of the grant date subject to the satisfaction of a performance target in the first year of the vesting period. The performance target was not satisfied and all of these restricted stock units were forfeited in March 2009. Of the awards shown, restricted stock units for 15,000 shares awarded on March 3, 2008 vest in three equal annual installments beginning on the first anniversary of the grant date subject to the satisfaction of a performance target in each year of the vesting period. The performance target for the first installment was not satisfied, and one-third of this award was forfeited in March 2009.
(4)	Of the awards shown, 25% vested on March 3, 2009 and the remainder will vest in three equal annual installments on March 3, 2010, March 3, 2011 and March 3, 2012.
(5)	Of the awards shown, restricted stock units for 973,800 shares awarded on June 12, 2006 will vest on June 12, 2009, restricted stock units for 210,990 shares awarded on August 11, 2006 will vest on August 11, 2010, restricted stock units for 80,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date, and restricted stock units for 30,000 shares awarded on February 22, 2008 will vest in four equal annual installments beginning on the first anniversary of the grant date.
(6)	Of the awards shown, restricted stock units for 973,800 shares awarded on June 12, 2006 will vest on June 12, 2009, restricted stock units for 178,530 shares awarded on August 11, 2006 will vest on August 11, 2010, restricted stock units for 80,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date, and restricted stock units for 30,000 shares awarded on February 22, 2008 will vest in four equal annual installments beginning on the first anniversary of the grant date.
(7)	Of the awards shown, restricted stock units for 324,600 shares awarded on June 12, 2006 will vest on June 12, 2009, restricted stock units for 22,722 shares awarded on August 11, 2006 will vest on August 11, 2010, restricted stock units for 30,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date, and restricted stock units for 14,000 shares awarded on February 22, 2008 will vest in four equal annual installments beginning on the first anniversary of the grant date.
(8)	Of the awards shown, restricted stock units for 14,000 shares awarded on March 3, 2008 vest in four equal annual installments beginning on the first anniversary of the grant date subject to the satisfaction of a performance target in the first year of the vesting period. The performance target was not satisfied and the total award was forfeited in March 2009. Of the awards shown, restricted stock units for 7,000 shares awarded on March 3, 2008 vest in three equal annual installments beginning on the first anniversary of the grant date subject to the satisfaction of a performance target in each year of the vesting period. The performance target for the first installment was not satisfied, and one-third of this award was forfeited in March 2009.
(9)	These awards vested on March 31, 2009.
(10)	These awards vested on March 15, 2009.
(11)	These awards will vest on December 29, 2009.
(12)	Of the awards shown, 50% vested on March 15, 2009 and 50% will vest on March 15, 2010.
(13)	Of the awards shown, restricted stock units for 30,000 shares awarded on February 22, 2008 will vest in two equal installments on the third and fourth anniversaries of the grant date.
(14)	These awards will vest in three equal installments on December 19, 2009, December 19, 2010 and December 19, 2011.
(15)	Of the awards shown, restricted stock units for 324,600 shares awarded on February 27, 2007 will vest on February 27, 2010.

Option Exercises and Stock Vested

The following table presents information with respect to the options exercised and stock awards vested during 2008 for the named executive officers.

2008 Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
Name	Number of Shares Acquired Upon Exercise(1) (#)	Value Realized Upon Exercise(2) ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($)
Arunas A. Chesonis	114,526	$564,613	—	—
Edward J. Butler, Jr.	—	—	—	—
Keith M. Wilson	30,800	$181,258	—	—
Robert D. Moore, Jr.	47,832	$232,365	—	—
Laurie L. Zaucha	—	—	—	—
Charles E. Sieving	—	—	—	—

(1)	Amounts shown have not been adjusted to reflect shares sold to cover the exercise cost of the aggregate stock options exercised or the payment of associated taxes.
(2)	Dollar amounts shown are determined by multiplying (a) the number of shares of common stock subject to the options exercised by (b) the difference between the per-share closing price of the common stock on the NASDAQ Global Select Market on the date of exercise and the exercise price of the options.

Merger-Related Share Adjustments

Share amounts and exercise prices set forth in this Executive Compensation section have been retroactively adjusted to give effect to the following US LEC merger transactions as if they had occurred at the beginning of the periods presented. Pursuant to the combination by merger of PAETEC Corp. and US LEC Corp. on February 28, 2007, each outstanding share of Class A common stock of PAETEC Corp. was converted into the right to receive 1.623 shares of PAETEC Holding common stock and each outstanding share of US LEC Class A common stock was converted into the right to receive 1.000 share of PAETEC Holding common stock. At the effective time of the US LEC merger on February 28, 2007, each then outstanding option, warrant or other right to acquire common stock of PAETEC Corp. or US LEC, whether or not vested or exercisable at that time, was assumed by PAETEC Holding and converted into an option, warrant or other right, as applicable, to purchase PAETEC Holding common stock on generally the same terms and conditions that were applicable to such option, warrant or right in effect before the merger, including existing vesting and exercisability provisions without any acceleration, except that the number of shares subject to, and (to the extent applicable) the per share exercise price of, the option, warrant or other right were adjusted based on the applicable exchange ratio.

Termination and Change of Control Payments

Each of our named executive officers is entitled to receive payments from PAETEC under special circumstances. Generally, we will be obligated to make these payments upon a termination of the officer’s employment or upon a change of control of our company.

The circumstances that would trigger these payments and the estimated amounts of the payments are set forth below. In accordance with SEC rules, the quantitative disclosures in this section assume that the triggering event took place on December 31, 2008, although no named executive officer’s employment terminated on December 31, 2008 and no change of control of our company occurred on that date. If a triggering event were to occur in the future, actual payments could be different from the payments presented below.

The market value of the restricted stock unit awards we show below is determined by multiplying the closing price of our common stock as reported on the NASDAQ Global Select Market on December 31, 2008, or $1.44 per share, by the number of shares of common stock subject to the awards. This valuation does not take into account the diminution in value attributable to the restrictions applicable to the common stock subject to restricted stock units. The market value of the stock option awards we show below is based on the difference between the value of PAETEC common stock on December 31, 2008 of $1.44 per share and the exercise price of each of the unvested options.

The amounts shown in the tables below exclude, to the extent permitted under SEC rules, obligations due from us to the named executive officer following a triggering event for (1) any earned and vested but unpaid salary, annual incentive compensation and long-term incentive compensation through the date of termination, (2) vested benefits under the employee 401(k) plan and all other benefit plans applicable to all of our employees in accordance with their terms and conditions, (3) accrued vacation pay, (4) reimbursement of reasonable business expenses incurred and unpaid before the date of termination and (5) any other compensation or benefits to which the named executive officer may be entitled under and in accordance with our generally applicable non-discriminatory plans or employee benefit programs.

Severance Agreements. We are required to provide some termination and change of control payments to each named executive officer under the officer’s executive confidentiality, non-solicitation, non-competition and severance agreement with us entered into on February 22, 2008.

Non-Solicitation and Non-Competition Covenants. Each severance agreement conditions the payments and other benefits described below on continued compliance by the named executive officer with two-year non-solicitation and non-competition covenants, except in the case of Mr. Moore and Ms. Zaucha, whose severance agreements contain one-year non-solicitation and non-competition covenants. The covenants provide that, for two years (or one year in the case of Mr. Moore and Ms. Zaucha) after the termination of such officer’s employment for any reason, the officer will not:

•	solicit, recruit or hire any of the employees or sales agents of PAETEC or any of its subsidiaries;

•

serve as an officer, director, employee, 1% or greater stockholder, consultant, contractor, partner, joint venturer, agent, manager or other representative of any enterprise that is competitive with PAETEC’s business or any of its subsidiaries in any geographical area in which the companies are then conducting operations, or that would divert business from PAETEC or any subsidiary in any such geographical area; or

•

take any action to influence PAETEC’s customers, prospective customers, vendors or suppliers or any of its subsidiaries to divert their business to a competitive enterprise, or solicit or accept business from any customer or prospective customer of PAETEC or any subsidiary on behalf of any competitive enterprise.

If an applicable final judgment is obtained that a named executive officer violated the terms of these covenants, we may, in addition to all other available remedies, discontinue the provision of the payments and benefits described below, including continued vesting of the applicable equity awards.

Severance Payments and Benefits Before Change of Control. If a named executive officer complies with the foregoing non-solicitation and non-competition covenants, the executive will be entitled to receive payment of the following amounts and benefits following termination of the executive’s employment for any reason other than death, disability or, in specified circumstances, “cause,” as described below:

•

salary continuation during the covenant period in an amount equal to the highest annualized base salary paid to the named executive officer at any time during the one-year period before the executive’s employment was terminated, except that if the employment of any named executive officer is terminated by PAETEC without cause or by such named executive officer for “good reason,” as described below, within one year following the consummation of a “change of control transaction,” as described below, the executive will be entitled to receive an amount equal to 1.5 times such base salary;

•

for each annual bonus period ending during the covenant period, an annual bonus amount equal to the “target” bonus amount which the named executive officer would have been eligible to receive under PAETEC’s annual bonus plan if the executive had been employed during the entire bonus year; and

•

payment of elected COBRA premiums for medical and dental plan benefits during the covenant period, as well as the premiums for company-provided life insurance that the named executive officer elects to continue after the executive’s employment terminates.

If the named executive officer’s employment is terminated for cause and PAETEC elects to waive the named executive officer’s compliance with the non-solicitation and non-competition covenants, the executive will not be entitled to receive any of the foregoing severance payments and benefits.

As defined in the severance agreements, “cause” means the termination of the executive’s employment as a result of any of the following events:

•

the named executive officer’s material failure or refusal to perform the duties assigned to the executive, so long as the duties are not materially inconsistent with those of other individuals reporting directly to the officer of PAETEC to whom the named executive officer directly reports (or to the board of directors, in the case of the chief executive officer);

•

the named executive officer’s refusal to follow the reasonable directives of the board of directors, the chief executive officer or the other officer to whom the named executive officer directly reports, as applicable, so long as the directives are not materially inconsistent with those applicable to other individuals reporting directly to the officer of the company to whom the named executive officer directly reports (or to the board of directors, in the case of the chief executive officer); or

•	the named executive officer’s conviction of a felony.

Assuming a December 31, 2008 employment termination event other than under specified circumstances following a change of control of PAETEC, the aggregate payments over the two-year covenant period (or one-year covenant period in the case of Mr. Moore and Ms. Zaucha) are estimated to be as follows:

Name	Salary Due ($)	Bonus Due ($) (1)	Benefits and Health Programs ($) (2)	Total Due ($)
Arunas A. Chesonis	1,000,000	500,000	26,346	1,526,346
Edward J. Butler	660,000	495,000	26,346	1,181,346
Keith M. Wilson	660,000	495,000	26,346	1,181,346
Laurie L. Zaucha	250,000	100,000	17,474	367,474
Robert D. Moore, Jr.	230,000	92,000	17,474	339,474

(1)	Assumes named executive officer is entitled to receive the target amount payable to the executive under the annual cash bonus plan.
(2)	Assumes continuation for the covenant period of elected COBRA premiums for a family health insurance contract and premium payments based on continued life insurance in the amount of base salary at the date of termination.

Severance Payments and Benefits After Change of Control. If any of the named executive officers is terminated by PAETEC without cause or terminates employment for “good reason” within one year following a “change of control transaction” involving our company, PAETEC will be obligated to make payments to the named executive officer for each of the two years after termination of the executive’s employment (or one year in the case of Mr. Moore and Ms. Zaucha) in an amount equal to 1.5 times the highest annualized base salary paid to the executive at any time during the one-year period immediately preceding the employment termination date.

Subject to specified conditions, a named executive officer will be deemed to have terminated his employment for “good reason” as the result of any of the following events:

•	any action by PAETEC to reduce the executive’s base salary by a material amount;

•	any action by PAETEC to reduce the executive’s “target” annual bonus opportunity, expressed as a percentage of the executive’s annual base salary, by a material amount; or

•	a requirement by PAETEC that the executive be based anywhere other than within 50 miles of the executive’s current location without the executive’s consent.

Each severance agreement defines “change of control transaction” generally to include each of the following transactions:

•	the dissolution or liquidation of PAETEC;

•

a merger or similar transaction involving PAETEC in which it is not the surviving entity or which results in PAETEC becoming a wholly-owned subsidiary of another entity, unless the stockholders of PAETEC immediately before the transaction collectively beneficially own more than 50% of the voting power of the company’s successor;

•	a sale of all or substantially all of PAETEC’s assets;

•

any other transaction that results in any person, other than Mr. Chesonis and his controlled affiliates, beneficially owning immediately after the transaction more than 50% of the voting power of PAETEC or a successor entity; and

•

any event as a result of which the members of the PAETEC board of directors as of February 22, 2008, and any members subsequently appointed or nominated by a majority of the incumbent directors, cease to constitute a majority of the directors of PAETEC before the transaction or a majority of the directors of the entity whose voting securities are issued to PAETEC’s stockholders in the transaction.

Assuming a December 31, 2008 termination event as described above, following a change of control transaction, the aggregate payments over the two-year covenant period to Messrs. Chesonis, Butler and Wilson, and over the one-year covenant period to Mr. Moore and Ms. Zaucha, are estimated to be as follows:

Name	Salary Due ($)	Bonus Due ($) (1)	Benefits and Health Programs ($) (2)	Total Due ($)
Arunas A. Chesonis	1,500,000	500,000	26,346	2,026,346
Edward J. Butler	990,000	495,000	26,346	1,511,346
Keith M. Wilson	990,000	495,000	26,346	1,511,346
Laurie L. Zaucha	375,000	100,000	17,474	492,474
Robert D. Moore, Jr.	345,000	92,000	17,474	454,474

(1)	Assumes named executive officer is entitled to receive the target amount payable to the executive under the annual cash bonus plan.
(2)	Assumes continuation for the covenant period of elected COBRA premiums for a family health insurance contract and premium payments based on continued life insurance in the amount of base salary at the date of termination.

Terms of All Payments. The salary continuation payments will be made in installments during the covenant period in accordance with PAETEC’s customary payroll practices, while the payments equal to the annual bonus amounts will be made in accordance with PAETEC’s annual bonus payout practices.

PAETEC may elect to discontinue the payments and provision of other severance benefits described above if:

•	it determines in good faith that the executive has violated the terms of any of the foregoing non-solicitation and non-competition covenants; or

•	a court determines in an action initiated by the executive that any of the foregoing covenants is void or unenforceable.

Continued and Accelerated Vesting of Equity-Based Awards Made After February 21, 2008. Each severance agreement provides that equity-based awards made to the named executive officer on or after the agreement effective date of February 22, 2008 will include provisions to the following effect:

•	the awards will continue to vest over the covenant period after the termination of the executive’s employment by PAETEC without cause or by the executive for good reason;

•

immediately before the consummation of a change of control transaction, all restricted stock, stock units and similar awards will vest and the shares subject to the awards will be delivered to the executive; and

•

15 days before the scheduled consummation of a change of control transaction, all stock options, stock appreciation rights and similar awards will become exercisable and will remain exercisable until the transaction is consummated.

Continued and Accelerated Vesting of Equity Awards Outstanding as of December 31, 2008. As of December 31, 2008, the named executive officers had, as specified below, unvested restricted stock units and unvested stock options that were entitled to continued vesting or accelerated vesting upon specified events of change of control or upon the termination of the named executive officer’s employment in some circumstances pursuant to provisions of the severance agreements described above and of the incentive plans and award agreements under which the awards were granted.

The senior officer confidentiality, non-solicitation, non-competition and severance agreements that were in effect between PAETEC and each named executive officer before February 22, 2008, which we refer to as the “prior severance agreements,” provided that unvested stock options and restricted stock units would continue to vest after the termination of employment under specified circumstances during the non-solicitation and non-competition covenant periods under those agreements. The new severance agreements entered into on February 22, 2008 generally preserve the terms and conditions of vesting of awards outstanding at the time the severance agreements were entered into, except that continued vesting is now subject to compliance with the non-solicitation and non-competition covenants contained in the new agreements.

Our named executive officers hold unvested equity awards granted under one or more of the following three equity incentive plans: (1) the PAETEC Holding Corp. 2007 Omnibus Incentive Plan, which we refer to as the “2007 plan”; (2) the PAETEC Corp. 2001 Stock Option and Incentive Plan, which we refer to as the “2001 plan” and which was assumed by PAETEC Holding in connection with the US LEC merger; and (3) the PAETEC Corp. Executive Incentive Plan, which we refer to as the “executive incentive plan” and which also was assumed by PAETEC Holding in connection with the US LEC merger. As described in more detail below, these incentive plans and the award agreements under these incentive plans provide for accelerated vesting of unvested options and restricted stock units in some circumstances, and continued vesting of the awards after termination of employment in other circumstances, subject to compliance with the non-solicitation and non-competition covenants contained in the severance agreements.

We describe below the effects which the various triggering events would have had on the vesting of these outstanding awards held by our named executive officers if the events had occurred as of December 31, 2008.

Stock Options. As of December 31, 2008, each of the named executive officers holds unvested stock options awarded under the 2007 plan. These stock option awards are subject to the terms of the executive’s severance agreements. For further information about these stock options, see the “2008 Outstanding Equity Awards at Fiscal Year-End” table above. Under the terms of the applicable option award agreements, these stock options will continue to vest following termination of the executive’s employment by PAETEC without “cause” or by the executive for “good reason,” as defined in the severance agreements, during the two-year covenant period under the severance agreements for Messrs. Chesonis, Butler and Wilson, and during the one-year covenant period under the severance agreements for Mr. Moore and Ms. Zaucha. PAETEC may discontinue vesting if it obtains a qualified judicial determination that the covenants were violated. The award agreements also provide that 15 days before the scheduled consummation of a change of control transaction, as defined in the severance agreements, all stock options will become exercisable and will remain exercisable until the transaction is consummated.

As of December 31, 2008, Mr. Moore was the only named executive officer holding unvested stock options awarded under the 2001 plan. These options are subject to Mr. Moore’s prior severance agreement. Under the terms of the applicable option award agreements, these stock options will continue to vest following termination of Mr. Moore’s employment for any reason other than his death, or disability or specified terminations by PAETEC for cause, as provided for in his prior severance agreement, during the one-year covenant period. PAETEC may discontinue vesting if it obtains a qualified judicial determination that Mr. Moore violated those covenants.

As defined in Mr. Moore’s prior severance agreement, “cause” means the termination of employment as a result of any of the following events:

•	the failure or refusal to perform assigned duties;

•	the refusal to follow the reasonable directives of the board of directors or chief executive officer or other insubordination;

•	conviction or plea of guilty or nolo contendere of a felony, or of a misdemeanor involving dishonesty or violence;

•	misappropriation of any funds or property of the company;

•	violation of any company policies;

•	breach of the severance agreement; or

•	commission of any act which could materially injure PAETEC’s business or reputation or materially adversely affect PAETEC’s interests.

In some circumstances, the vesting of Mr. Moore’s covered stock options also may be fully accelerated under the 2001 plan. That plan provides that all options outstanding under the 2001 plan will become exercisable for a period of 15 days immediately before the scheduled consummation of any merger, consolidation or reorganization of PAETEC with one or more other entities in which PAETEC is not the surviving entity, upon a sale of substantially all of the assets of PAETEC to another entity, or upon any transaction that is approved by the board of directors and that results in any person, entity or group acting in concert owning 80% or more of the combined voting power of PAETEC. We refer to any of these events as a “2001 plan change of control.” Acceleration of the options will not occur if the surviving entity in the transaction assumes the stock options under their current terms or if the PAETEC board of directors determines that the transaction will not trigger an acceleration.

In the event of the named executive officer’s death or disability, no acceleration of vesting or continued vesting will apply to stock options granted to the executive under the 2007 plan or the 2001 plan.

Assuming the occurrence on December 31, 2008 of a covered termination of the named executive officers or a covered change of control, the number and value of stock options that would have been entitled to continued or accelerated vesting under the 2001 and 2007 plans are as set forth below. The value of the stock options is calculated based on the difference between the value of PAETEC common stock on December 31, 2008 of $1.44 per share, which was the closing sale price of the common stock on that date as reported on the NASDAQ Global Select Market, and the exercise price of each of the unvested options that would be subject to continued or accelerated vesting. The actual value on the vesting date of the stock options subject to continued vesting will depend on the value of PAETEC’s common stock on that date.

	Termination Without Cause or For Good Reason: 2007 Plan Options		Covered Terminations: 2001 Plan Options		Change of Control
Name	Continued Vesting		Continued Vesting (1)		Accelerated Vesting (2)
	Number of Stock Options (#)	Value of Stock Options ($)	Number of Stock Options (#)	Value of Stock Options ($)	Number of Stock Options (#)	Value of Stock Options ($)
Arunas A. Chesonis	15,000	—	—	—	15,000	—
Edward J. Butler	15,000	—	—	—	15,000	—
Keith M. Wilson	15,000	—	—	—	15,000	—
Laurie L. Zaucha	14,250	—	—	—	25,750	—
Robert D. Moore, Jr.	1,750	—	30,594	1,223	37,675	1,229

(1)	In the event of termination for any reason (including voluntary resignation) other than death, disability or specified terminations for cause, stock options granted under the 2001 plan continue to vest during the severance agreement covenant period.
(2)	Represents stock options granted under the 2001 plan and the 2007 plan.

Restricted Stock Units. Each of our named executive officers held as of December 31, 2008 unvested restricted stock units granted under one or more of the incentive plans described above.

As of December 31, 2008, all of the named executive officers held unvested restricted stock units awarded under the 2007 plan. These restricted stock units are subject to the terms of the executive’s severance agreements. For further information about these restricted stock units, see the “2008 Outstanding Equity Awards at Fiscal Year-End” table above. Under the terms of the applicable option award agreements, these restricted stock units will continue to vest following termination of employment by PAETEC without “cause” or by the executive for “good reason,” as defined in the severance agreements, during the two-year covenant period under the severance agreements for Messrs. Chesonis, Butler and Wilson, and over the one-year covenant period under the severance agreements for Mr. Moore and Ms. Zaucha. PAETEC may discontinue vesting if it obtains a qualified judicial determination that the covenants were violated. The award agreements also provide that all restricted stock units will vest immediately before the consummation of a change of control transaction as defined in the severance agreements, as well as upon the executive’s death or disability.

Award agreements evidencing the restricted stock units granted to each named executive officer under the executive incentive plan provide that the restricted stock units will vest immediately upon the occurrence of any one of the following events:

•	termination of the executive’s employment due to death or disability;

•	termination of the executive’s employment by the company without “cause”;

•	termination of the executive’s employment by the executive for “good reason”; or

•	the consummation of a “corporate transaction.”

For these purposes, the definition of “corporate transaction” includes substantially the same events as a change of control transaction under the severance agreements, and the definitions of “cause” and “good reason” are substantially the same as the definitions of those terms under the severance agreements. The award agreements provide that the covered restricted stock units will continue to vest following the named executive officer’s termination of employment for any reason, other than termination by PAETEC for cause, that does not otherwise trigger full acceleration of vesting as described above. Vesting will continue during the period in which the covenants set forth in the officer’s severance agreement are in effect, so long as the officer does not violate the covenants.

The 2001 plan provides that all restricted stock units outstanding under the 2001 plan will vest immediately before the completion of a 2001 plan change of control. Acceleration of the restricted stock units will not occur if the surviving entity in the transaction assumes the restricted stock units under their current terms or if the PAETEC board of directors determines that the transaction will not trigger an acceleration. The 2001 plan award agreements also provide for full acceleration of vesting upon the death or disability of the officer.

Assuming the occurrence on December 31, 2008 of a covered termination of the named executive officers, a covered corporate transaction or change of control, or any other triggering event as described above, the number and value of restricted stock units that would have been entitled to continued or accelerated vesting for each named executive officer under the three incentive plans are as set forth below. The value of the restricted stock units is calculated based on the value of PAETEC common stock on December 31, 2008 of $1.44 per share, which was the closing sale price of the common stock on that date as reported on the NASDAQ Global Select Market. The actual value on the vesting date of the restricted stock units subject to continued vesting will depend on the value of PAETEC’s common stock on that date.

	Termination Without Cause or For Good Reason				Other Termination		Change of Control/ Covered Corporate Transaction/Death or Disability
Name	Continued Vesting (1)		Accelerated Vesting (2)		Continued Vesting (3)		Accelerated Vesting (4)
	Number of RSUs (#)	Value of RSUs ($)	Number of RSUs (#)	Value of RSUs ($)	Number of RSUs (#)	Value of RSUs ($)	Number of RSUs (#)	Value of RSUs ($)
Arunas A. Chesonis	40,000	57,600	973,800	1,402,272	973,800	1,402,272	1,148,800	1,654,272
Edward J. Butler	40,000	57,600	973,800	1,402,272	973,800	1,402,272	1,339,790	1,929,298
Keith M. Wilson	40,000	57,600	973,800	1,402,272	973,800	1,402,272	1,307,330	1,882,555
Laurie L. Zaucha	5,833	8,400	—	—	—	—	51,000	73,440
Robert D. Moore, Jr.	9,333	13,440	324,600	467,424	324,600	467,424	412,322	593,744

(1)	Represents restricted stock units granted under the 2007 plan only.
(2)	Represents restricted stock units granted under the executive incentive plan only.
(3)	Represents restricted stock units granted under the executive incentive plan only. Upon any termination (including voluntary resignation), other than termination by PAETEC for cause, that does not otherwise trigger full acceleration of vesting as described above, vesting of restricted stock units granted under the executive incentive plan will continue during the covenant period under the severance agreement.
(4)	Represents restricted stock units granted under the 2007 plan, the executive incentive plan and the 2001 plan.

Actual Payment Obligations to Former Named Executive Officer. Effective on November 14, 2008, Charles E. Sieving resigned as Executive Vice President, General Counsel and Secretary of the company. Following his resignation, we entered into an agreement with Mr. Sieving, which we refer to as the “release,” that, among other matters and as further described below, amended some provisions of his severance agreement and reduced some termination payments to which he would otherwise have been entitled upon his satisfaction of specified conditions. As a result of his voluntary resignation without good reason, Mr. Sieving is entitled to receive the termination payments described below pursuant to the release and his severance agreement.

Mr. Sieving is entitled to receive, during each of the two years following his resignation, an amount equal to his highest annualized base salary paid to him at any time during the one-year period preceding his resignation. This amount is payable in accordance with the company’s normal payroll practices beginning in May 2009. Mr. Sieving also is entitled to receive in May 2009 a lump sum payment in an amount approximately equal to the “target” bonus opportunity for 2008 that he would have been eligible to receive under PAETEC’s 2008 annual bonus plan and his severance agreement. In return for this lump sum payment and modifications to the non-competition and non-solicitation covenants under his severance agreement, Mr. Sieving forfeited his entitlement under the original terms of the agreement to receive over a two-year period his full 2008 and 2009 “target” bonus amounts under PAETEC’s annual bonus plan. PAETEC also obtained an unconditional release and related undertakings from Mr. Sieving.

Under the terms of a restricted stock unit award agreement between Mr. Sieving and the company, Mr. Sieving also is entitled to the continued vesting of restricted stock units he received in February 2007 upon commencement of his employment with the company. The continued vesting of these restricted stock units is conditioned upon Mr. Sieving’s continued compliance with the amended non-solicitation covenant contained in his severance agreement. Other awards of restricted stock units and stock options made to Mr. Sieving during his employment with the company were forfeited upon his resignation.

The following table sets forth the payments Mr. Sieving is entitled to receive in connection with his termination of employment:

Payments Upon Resignation	Value ($)
Compensation:
Salary continuation under severance agreement	660,000
Payment in lieu of bonuses	165,000
Long-Term Incentives:
Restricted stock units	373,290	(1)

(1)	Amount represents the value of restricted stock units for 324,600 shares subject to the continued vesting provisions of Mr. Sieving’s award agreement. The value of the restricted stock units is based on the $1.15 closing price of PAETEC’s common stock on the effective date of Mr. Sieving’s resignation, November 14, 2008, as reported on the NASDAQ Global Select Market.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of December 31, 2008 with respect to shares of our common stock that were issuable under awards granted pursuant to PAETEC’s equity compensation plans, along with the weighted-average exercise price of outstanding awards and the number of shares of common stock remaining available for issuance in connection with future grants.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	17,541,891	(2)	$3.22	7,297,933	(3)
Equity compensation plans not approved by security holders	6,931,004	(4)	$0.23	—
Total	24,472,895		$2.37	7,297,933

(1)	Assumes a weighted-average exercise price of $0 with respect to each restricted stock unit outstanding as of December 31, 2008.
(2)	Includes (a) 853,427 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the PAETEC Corp. 2001 Stock Option and Incentive Plan as of December 31, 2008 and (b) 3,845,594 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the PAETEC Holding Corp. 2007 Omnibus Incentive Plan as of December 31, 2008.
(3)	Includes (a) 3,838,766 shares of common stock available for future issuance under the PAETEC Holding Corp. 2007 Omnibus Incentive Plan as of December 31, 2008 and (b) 3,459,167 shares of common stock available for future issuance under the PAETEC Holding Corp. Employee Stock Purchase Plan as of December 31, 2008.
(4)	Includes 6,459,540 shares of common stock subject to issuance pursuant to restricted stock units outstanding under the PAETEC Corp. Executive Incentive Plan as of December 31, 2008.

The following compensation plans were adopted without the approval of PAETEC Corp.’s stockholders:

PAETEC Corp. Executive Incentive Plan. The board of directors of PAETEC Corp., PAETEC Holding’s predecessor company, approved the PAETEC Corp. Executive Incentive Plan on June 7, 2006 in connection with PAETEC Corp.’s June 2006 leveraged recapitalization. The Executive Incentive Plan provided for the issuance of restricted stock units for a total of 4,000,000 shares of PAETEC Corp. common stock (or 6,492,000 shares of PAETEC Holding common stock after adjusting for the US LEC merger), substantially all of which were issued to senior executives in connection with the leveraged recapitalization. As of December 31, 2008, and as adjusted for the US LEC merger, restricted stock units for 6,459,540 shares of PAETEC Holding common stock were outstanding under the Executive Incentive Plan. No additional awards will be made pursuant to the Executive Incentive Plan.

PAETEC Corp. Non-Qualified Stock Option Agreement. As part of its acquisition of Campuslink Communications Systems, Inc. in September 1999, PAETEC Corp. issued an option to purchase 10,000 shares of PAETEC Corp. common stock (or 16,230 shares of PAETEC Holding common stock after adjusting for the US LEC merger) to James A. Kofalt, who served as the chairman of the board of directors of Campuslink Communications Systems and was appointed to the board of directors of PAETEC Corp. in connection with the transaction. The option vested in September 2000 with respect to all of the shares subject to the award. As of December 31, 2008, and as adjusted for the US LEC merger, options to purchase 16,230 shares of PAETEC Holding common stock were outstanding under the award.

PaeTec Communications, Inc. Agent Incentive Plan. PAETEC Corp. and its wholly-owned subsidiary, PaeTec Communications, Inc., adopted the PaeTec Communications, Inc. Agent Incentive Plan under which

PaeTec Communications granted to its independent sales agents warrants to purchase up to a total of 395,666 shares of PAETEC Corp. common stock (or 642,142 shares of PAETEC Holding common stock after adjusting for the US LEC merger). Warrants issued under the plan generally vest in five equal annual installments beginning on the date of grant, subject to the warrant holder’s achievement of specified performance objectives. Each warrant is exercisable for ten years from the date of grant. As of December 31, 2008, and as adjusted for the US LEC merger, warrants to purchase 455,234 shares of PAETEC Holding common stock were outstanding under the Agent Incentive Plan. No additional grants will be made under this plan.

For additional information about the foregoing three compensation plans, see Note 10 to the consolidated financial statements included in our 2008 Form 10-K.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as the independent registered public accounting firm for PAETEC Holding Corp. and its predecessor, PAETEC Corp., for 2007 and 2008 and is serving as PAETEC’s independent registered public accounting firm for 2009.

Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting. The firm’s representatives will be afforded the opportunity to make a statement if they so desire and to respond to appropriate questions from PAETEC stockholders at the meeting.

Fees

The following table sets forth the aggregate fees billed to PAETEC Holding Corp. and PAETEC Corp. by Deloitte & Touche LLP and its affiliate, Deloitte Tax LLP, for services rendered for 2007 and 2008.

	2008	2007
Audit services	$2,150,000	$1,402,000
Audit-related services	264,000	645,000
Tax services	435,000	110,000
All other services	56,000	137,000

Total	$2,905,000	$2,294,000

The audit committee of the board of directors considered whether the provision by Deloitte & Touche LLP and Deloitte Tax LLP of non-audit services for the fees identified above was compatible with maintaining Deloitte & Touche LLP’s independence.

Audit Services. Fees shown for audit services include fees for services performed by Deloitte & Touche LLP to comply with standards of the Public Company Accounting Oversight Board (United States) related to the audit and review of PAETEC’s financial statements and the audit of PAETEC’s internal control over financial reporting.

Audit-Related Services. Fees shown for audit-related services include fees for assurance and related services that are traditionally performed by independent auditors. The audit-related fees were incurred in connection with general non-audit accounting consultation concerning financial reporting, disclosure matters and new accounting pronouncements.

Tax Services. Fees shown for tax services include fees for services performed by Deloitte Tax LLP, except those services related to audits, which were performed by Deloitte & Touche LLP. The tax fees were incurred in connection with the preparation of PAETEC’s tax returns and corporate tax consultations.

All Other Services. Fees shown for all other non-audit services rendered by Deloitte & Touche LLP include fees related to PAETEC’s 2008 filings of SEC registration statements in connection with the PAETEC Holding Corp. Employee Stock Purchase Plan, the McLeodUSA Incorporated 2006 Omnibus Equity Plan, and the PaeTec Communications, Inc. Agent Incentive Plan.

Pre-Approval Policy

The audit committee pre-approves all audit and permissible non-audit services provided by PAETEC’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee has established a policy that provides for the general pre-approval of specific types of services. Pre-approval under this policy generally is provided for up to one year, is detailed as to the particular services or categories of services that are pre-approved, and specifies fee limits for each service or category of service. Our independent registered public accounting firm and management are required to report periodically to the audit committee regarding the services provided by, and fees payable to, such firm in accordance with this pre-approval.

During the year, circumstances may arise when it may become necessary for us to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. The audit committee has delegated to its chairman the authority to address any requests for pre-approval of services between audit committee meetings. The chairman must report any pre-approval decisions to the audit committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

During 2008, the audit committee of the board of directors of PAETEC Holding Corp. (“PAETEC”) reviewed with PAETEC’s management, financial managers and independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte & Touche”), the scope of the annual audit and audit plans, the results of internal and external audit examinations, PAETEC’s process for legal and regulatory compliance, and PAETEC’s audited financial statements and the assessment of the adequacy and effectiveness of PAETEC’s internal control over financial reporting for the fiscal year ended December 31, 2008 included in PAETEC’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

Management is responsible for PAETEC’s system of internal control over financial reporting, the consolidated financial statements and the financial reporting process. Deloitte & Touche is responsible for expressing an opinion on the conformity of PAETEC’s audited financial statements with accounting principles generally accepted in the United States of America. Deloitte & Touche is also responsible for issuing a report on the effectiveness of PAETEC’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, Deloitte & Touche reports directly to the audit committee. The audit committee appointed Deloitte & Touche as PAETEC’s independent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with Deloitte & Touche the matters required to be discussed by the NASDAQ Stock Market, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants’ Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board. In addition, the audit committee has received from Deloitte & Touche the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and discussed with Deloitte & Touche the firm’s independence from PAETEC and its management.

In reliance on the review and discussions referred to above, the audit committee recommended to the board of directors, and the board of directors has approved, the inclusion of PAETEC’s audited consolidated financial statements for the fiscal year ended December 31, 2008 in PAETEC’s annual report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

By the Audit Committee

Mark Zupan, Chairman

Tansukh V. Ganatra

Michael C. Mac Donald

TRANSACTIONS WITH RELATED PERSONS

Under its charter, the PAETEC audit committee has the responsibility to conduct an appropriate review of and to approve transactions in which PAETEC or a subsidiary is a participant and in which the amount involved exceeds $120,000, if any of PAETEC’s directors, director nominees, executive officers, or 5% stockholders, or an immediate family member or person sharing the household of the foregoing persons, has a direct or indirect material interest in any such transaction. We refer to all such persons as “related persons.” Transactions involving director and executive compensation are subject to oversight and, in some cases, approval by the compensation committee under its charter. All transactions during 2008 that were subject to these policies were approved by the audit committee or the compensation committee, as applicable.

The following is a summary of certain transactions in our 2008 fiscal year among PAETEC and its subsidiaries and the related persons identified below.

PAETEC employed two immediate family members of Arunas A. Chesonis, its Chairman, President and Chief Executive Officer. PAETEC made total salary and bonus payments to the family members of $236,170 for 2008. During 2008, PAETEC issued these individuals options to purchase a total of 7,000 shares of common stock at an exercise price of $7.64 per share, as well as restricted stock units for 65,000 shares of common stock. In addition, from time to time, another immediate family member of Mr. Chesonis performed consulting services for PAETEC. The amounts paid to this individual for these services were nominal during 2008.

PAETEC has entered into arrangements with an unrelated aircraft charter corporation pursuant to which it commits over a specified period to charter a minimum number of hours of flight time on the charter corporation’s managed fleet of jet aircraft. One of the several jet aircraft in the charter corporation’s fleet that were used by PAETEC during 2008 is owned by a limited liability company that is 50% owned by Mr. Chesonis and 50% owned by Richard T. Aab, PAETEC’s Vice Chairman. Under an agreement between the charter corporation and the limited liability company, the charter corporation leases the limited liability company’s jet on an exclusive basis, manages the operation of the jet and solicits charter customers to use the jet. Under the agreement, the charter corporation is required to pay the limited liability company a specified rate for each flight hour for which the limited liability company’s aircraft is used by customers of the charter corporation for charter services. The charter corporation also pays all associated fuel costs and other specified expenses. As a result of PAETEC’s purchase during 2008 of flight time from the charter corporation for use of the jet owned by the limited liability company, the charter corporation made payments to the limited liability company of $464,889 in 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires PAETEC’s directors and specified officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of PAETEC. The reporting persons are required by rules of the SEC to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of Section 16(a) reports furnished to us for 2008 or written representations that no other reports were required, we believe that, except as described below, our Section 16(a) reporting persons complied with all filing requirements for 2008. Richard T. Aab, one of our directors, filed one day late a report on SEC Form 4 concerning 16 related sales of a total of 190,275 shares of our common stock.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2010

Pursuant to Rule 14a-8 under the Securities Exchange Act, stockholder proposals to be presented at our annual meeting of stockholders in 2010 must be received by our Secretary at our offices at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450 no later than December 30, 2009. The submission by a stockholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC pursuant to such Rule 14a-8.

Under PAETEC’s bylaws, a stockholder wishing to bring business before the stockholders at any annual meeting of stockholders must comply with specific notice requirements. To be timely, the stockholder’s notice must be delivered to the Secretary of PAETEC not later than 90 days or earlier than 120 days before the first anniversary of the preceding year’s annual meeting, except that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, the stockholder’s notice must be delivered not earlier than 120 days before such annual meeting and not later than the later of the 90th day before such annual meeting or the tenth day following the day on which public announcement of the date of such annual meeting is first made by PAETEC. To be in proper form, a stockholder’s notice to the Secretary must set forth the following information:

•

a brief description of the business to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend PAETEC’s bylaws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•	the name and address of such stockholder, as they appear on PAETEC’s books, and the name and address of such beneficial owner;

•	the class and number of shares of PAETEC’s capital stock which are owned beneficially and of record by such stockholder and such beneficial owner;

•	a representation that the stockholder is a holder of record of capital stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and

•

a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding PAETEC capital stock required to approve or adopt the proposal or (2) otherwise to solicit proxies from stockholders in support of such proposal.

The foregoing notice requirements will be deemed satisfied by a stockholder if the stockholder has notified PAETEC of the stockholder’s intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Securities Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by PAETEC to solicit proxies for such annual meeting. The foregoing provisions of PAETEC’s bylaws concerning notice of proposals by stockholders are not intended to affect any rights of stockholders to require inclusion of proposals in PAETEC’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act.

OTHER MATTERS

To the extent that this proxy statement is incorporated by reference into any other filing by PAETEC under the Securities Act of 1933 or the Securities Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee of the Board of Directors,” to the extent permitted by the rules of the SEC, will not be deemed incorporated in such a filing, unless specifically provided otherwise in the filing.

The board of directors is not aware of any matters not referred to in the proxy that may be brought before the annual meeting. If any other matter is properly brought before the meeting for action, the persons named in the accompanying proxy will vote on the matter in their own discretion.

By order of the board of directors,

Mary K. O’Connell Secretary

Dated:    April 29, 2009

ANNUAL MEETING OF STOCKHOLDERS OF

PAETEC

June 9, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM Eastern Time the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The proxy statement and our 2008 Annual Report on Form 10-K, which serves as our Annual Report to Stockholders, are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=25443.

Our notice of Internet availability of proxy materials and our notice of annual meeting are also available on this website.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20400000000000000000 4 060909

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PROPOSAL 1.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To elect four directors.

NOMINEES:

FOR ALL NOMINEES O Arunas A. Chesonis O Richard T. Aab

WITHHOLD AUTHORITY O Alex Stadler FOR ALL NOMINEES O Keith M. Wilson

FOR (See ALL instructions EXCEPT below)

2. The proxies are also authorized to vote in their discretion on such other business as may properly be brought before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

The shares represented by this Proxy will be voted “FOR” Proposal 1 if no instruction to the contrary is indicated or if no instruction is given.

Copies of the Notice of Annual Meeting and of the Proxy Statement have been received by the undersigned.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PAETEC HOLDING CORP.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 9, 2009 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

The stockholder signing on the reverse side of this proxy card hereby appoints Arunas A. Chesonis, Keith M. Wilson and Mary K. O’Connell, and each of them, proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all of the shares of common stock, par value $0.01, of PAETEC Holding Corp. that such stockholder has the power to vote, with all powers that such stockholder would possess if personally present at the Annual Meeting of Stockholders to be held at The Brookwood Inn, 800 Pittsford-Victor Road, Pittsford, New York, on Tuesday, June 9, 2009, at 9:30 a.m., Eastern Time and at any adjournments or postponements thereof, as indicated on the reverse side hereof and, in the discretion of such proxies, upon any other business that may properly come before the meeting or any adjournments or postponements thereof, all as set forth in the accompanying Notice of Annual Meeting and Proxy Statement.

The shares represented by this Proxy will be voted as specified, or if no choice is specified, “FOR” Proposal 1, and, as said proxies deem advisable, on such other business as may properly be brought before the meeting or any adjournments or postponements thereof.

(Continued and to be signed on the reverse side)

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